Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FINSERV ACQUISITION CORP.,

KEYS MERGER SUB 1, INC.,

KEYS MERGER SUB 2, LLC,

KATAPULT HOLDINGS, INC.

AND,

IN HIS CAPACITY AS THE HOLDER REPRESENTATIVE,

Orlando Zayas

DATED AS OF DECEMBER 18, 2020

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EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Form of Sponsor Agreement
Exhibit C	Form of Conversion Written Consent
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Acquiror Charter
Exhibit F	Form of Acquiror Bylaws
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Certificate of Initial Merger
Exhibit I	Form of Certificate of Subsequent Merger

Annex A	Supporting Company Shareholders

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 18, 2020, is made by and among FinServ Acquisition Corp., a Delaware corporation (“Acquiror”), Keys Merger Sub 1, Inc., a Delaware corporation, a wholly-owned Subsidiary of Acquiror (“Merger Sub 1”), Keys Merger Sub 1, LLC, a Delaware limited liability, a wholly-owned Subsidiary of Acquiror (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), Katapult Holdings, Inc., a Delaware corporation (the “Company”), and Orlando Zayas, in his capacity as the representative of all Pre-Closing Holders (the “Holder Representative”). Acquiror, Merger Sub 1, Merger Sub 2, the Company and the Holder Representative shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, (a) Acquiror is a blank check company incorporated as a Delaware corporation on August 9, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses and (b) each of Merger Sub 1 and Merger Sub 2 are, as of the date of this Agreement, wholly-owned Subsidiaries of Acquiror that were formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, subject to the terms and conditions of this Agreement, and in accordance with Section 251 of the Delaware General Corporation Law, as amended (the “DGCL”), at the Closing (a) Merger Sub 1 shall be merged with and into the Company (such merger, the “Initial Merger”), with the Company as the surviving corporation of the Initial Merger (the “Initial Surviving Corporation”) and (b) immediately following the Initial Merger, the Initial Surviving Corporation shall be merged with and into Merger Sub 2 (such merger, the “Subsequent Merger” and together with the Initial Merger, the “Mergers”) in accordance with Section 264 of the DGCL and Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “DE LLCA”) with Merger Sub 2 as the surviving company in the Subsequent Merger, and a wholly-owned subsidiary of Acquiror (the “Final Surviving Company”);

WHEREAS, promptly after the execution of this Agreement, in accordance with Section 5.16(a), certain shareholders of the Company listed on Annex A attached hereto (collectively, the “Supporting Company Shareholders”) will enter into a voting and support agreement, substantially in the form attached hereto as Exhibit A (collectively, the “Support Agreements”), pursuant to, and subject to the terms therein, each Supporting Company Shareholder will agree, among other things, to (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers), and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing and (c) approve the appointment of Orlando Zayas as the Holder Representative;

WHEREAS, the board of directors of Acquiror has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, acceptance of the transactions contemplated by this Agreement (including the Mergers) and the Ancillary Documents and the approval of this Agreement and the Ancillary Documents by the holders of Acquiror Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub 1 and board of managers of Merger Sub 2 have (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers), and (b) recommended, among other things, the approval of this Agreement and the Ancillary Documents and acceptance of the transactions contemplated hereby and thereby (including the Merger) by Acquiror, in its capacity as the sole stockholder of Merger Sub 1 and sole member of Merger Sub 2;

WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, the approval of this Agreement and the Ancillary Documents and acceptance of the transactions contemplated hereby and thereby (including the Mergers) by the holders of Company Shares entitled to vote thereon;

WHEREAS, as of the date of this Agreement, Sponsor owns 6,250,000 Acquiror Class B Shares and 332,500 Placement Warrants;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, Sponsor, the Company and certain other Persons have entered into the sponsor agreement in the form attached hereto as Exhibit B (the “Sponsor Agreement”);

WHEREAS, concurrently with the execution of this Agreement, Acquiror is entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to the PIPE Investors, an aggregate number of Acquiror Class A Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of $150,000,000 on the Closing Date, on the terms and subject to the conditions set forth therein (such aggregate purchase price, the “PIPE Financing Amount”, and such equity financing hereinafter referred to as the “PIPE Financing”);

WHEREAS, in connection with Acquiror’s, Merger Sub 1’s and Merger Sub 2’s entry into this Agreement, certain Pre-Closing Holders who, collectively, hold at least a majority of the Company Preferred Shares then outstanding have executed and delivered to the Company an irrevocable written consent in the form set forth on Exhibit C (the “Conversion Written Consent”) in order to effect a conversion of all Company Preferred Shares to Company Common Shares in accordance with Section 5(m)(i)(A) of the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Company Preferred Conversion”);

WHEREAS, at the Closing, Acquiror, Sponsor, and certain Pre-Closing Holders shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”);

WHEREAS, in connection with the transactions contemplated by this Agreement, Acquiror shall file a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of Acquiror (the “Registration Statement / Proxy Statement”);

WHEREAS, at the Second Effective Time, Acquiror shall (a) subject to obtaining the approval from the Acquiror’s stockholders to the Transactions Proposals, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit E attached hereto (the “Acquiror Charter”) and (b) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit F attached hereto (the “Acquiror Bylaws”); and

WHEREAS, each of the Parties intends for U.S. federal income Tax purposes that (a) the Mergers, taken together, qualify as an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”) and (b) the Integrated Transaction qualify as a “reorganization” within the meaning of Section 368(a) of the Code, in the case of each of clauses (a) and (b) (together, the “Intended Tax Treatment”), solely to the extent the Mergers so qualify as a “reorganization” under Section 368(a) of the Code under applicable U.S. federal income Tax Law and except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“$12 Earn Out Shares” has the meaning set forth in Section 2.6(a)(i).

“$14 Earn Out Shares” has the meaning set forth in Section 2.6(a)(ii).

“280G Approval” has the meaning set forth in Section 5.20.

“Acquiror” has the meaning set forth in the introductory paragraph to this Agreement.

“Acquiror Advised Parties” has the meaning set forth in Section 8.20(b).

“Acquiror Board” has the meaning set forth in Section 5.18(a).

“Acquiror Bylaws” has the meaning set forth in the recitals hereto.

“Acquiror Charter” has the meaning set forth in the recitals hereto.

“Acquiror Class A Shares” means, at all times prior to the Second Effective Time, Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Class B Shares” means, at all times prior to the Second Effective Time, Acquiror’s Class B common stock, par value $0.0001 per share.

“Acquiror Common Shares” means, at or at all times immediately following the Second Effective Time, the shares of common stock of Acquiror.

“Acquiror Confidential Information” has the meaning set forth in Section 5.4(c).

“Acquiror Deal Communications” has the meaning set forth in Section 8.20(d).

“Acquiror Expenses” means, without duplication, the aggregate amount payable by Acquiror that is unpaid as of any time of determination, for (a) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of the letter of intent between Acquiror and the Company and this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel, accountants, advisors, investment bankers, brokers, consultants or other agents), and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Acquiror pursuant to this Agreement or any Ancillary Document, in each case as of such determination time; provided, that in no event shall the Acquiror Expenses exceed $25,000,000.

“Acquiror Financial Statements” means all of the financial statements of Acquiror included in the Acquiror SEC Reports.

“Acquiror Fundamental Representations” means the representations and warranties set forth in Section 4.1, (Organization and Qualification), Section 4.2 (Authority), Section 4.3 (No Violations), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the Acquiror Parties).

“Acquiror Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets or results of operations of the Acquiror Parties, taken as a whole, or (b) the ability of any Acquiror Party to timely perform any of its or their respective covenants or obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect, development or occurrence from or related to (i) conditions affecting the United States or the global economy generally or any material worsening of such conditions, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack or any material worsening of such conditions, (iii) changes in conditions of the financial, banking or securities markets generally or any material worsening of such conditions (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (iv) changes in any applicable Laws or GAAP (or authoritative interpretation of GAAP), (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which Acquiror operates, (vi) the public announcement or pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) the taking of any action expressly required to be taken by the terms and conditions of this Agreement by the Acquiror; (viii) any failure, in and of itself, by the Acquiror Parties to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii)), or (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, acts of God, epidemics, disease outbreaks, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergencies, widespread occurrences of infectious diseases or other comparable events; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (ix) may be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, development or occurrence has a disproportionate effect on Acquiror, relative to other “SPACs” operating in the industries or markets in which the Acquiror operates.

“Acquiror Option” has the meaning set forth in Section 2.2(b)(i).

“Acquiror Parties” means Acquiror, Merger Sub 1, and Merger Sub 2.

“Acquiror Preferred Shares” means Acquiror’s preferred stock, par value $0.001 per share.

“Acquiror Schedules” means the disclosure schedules to this Agreement delivered to the Company by Acquiror as of the date of this Agreement.

“Acquiror SEC Reports” has the meaning set forth in Section 4.7.

“Acquiror Shareholder Approval” means the approval of each Transaction Proposal, at the Acquiror Shareholders Meeting where a quorum is present, by the affirmative vote of holders of the requisite number of votes cast by the Pre-Closing Acquiror Holders, in accordance with the Acquiror Governing Documents and applicable Law.

“Acquiror Shareholder Redemption” means the right of the holders of Acquiror Class A Shares to redeem all or a portion of their Acquiror Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of Acquiror.

“Acquiror Shareholders Meeting” has the meaning set forth in Section 5.10.

“Acquiror Shares” means, collectively, the Acquiror Class A Shares, the Acquiror Class B Shares and the Acquiror Preferred Shares.

“Acquiror Warrants” means each warrant to purchase one Acquiror Class A Share at a price of $11.50 per share, subject to adjustment, as described in the Acquiror SEC Reports.

“Acquisition Proposal” has the meaning set forth in Section 5.8(a).

“Additional Acquiror SEC Reports” has the meaning set forth in Section 4.7.

“Additional Independent Director” has the meaning set forth in Section 5.18(g).

“Adjusted Cash Amount” means Base Cash Consideration minus Balance Sheet Cash Amount.

“Adjusted Transaction Value” means the difference of (a) the Transaction Value, minus (b) the Aggregate Option Rollover Value.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code or any affiliated, combined, consolidated, aggregate, unitary or other group defined under state, local or non-U.S. Law relating to Tax).

“Aggregate Option Rollover Value” means, an amount (expressed in dollar figures), equal to the sum of the Option Rollover Value for all Company Options.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.2(g).

“Alternative PIPE Financing” has the meaning set forth in Section 5.7(b).

“Alternative Subscription Agreement” has the meaning set forth in Section 5.7(b).

“Alternative Transaction Structure” has the meaning set forth in Section 5.6(a)(iv).

“Ancillary Documents” means this Agreement, the Subscription Agreements, the Registration Rights Agreement, the Sponsor Agreement, each Support Agreement, the Conversion Written Consent, the Acquiror Charter, the Acquiror Bylaws, each Letter of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Audited Financials” has the meaning set forth in Section 3.4(a)(i).

“Available Distributable Cash” means an amount equal to the sum of (a) the cash proceeds to be received by Acquiror at Closing from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the Acquiror Shareholder Redemption) and (b) the cash proceeds to be received by Acquiror at Closing in respect of the PIPE Financing or any Alternative PIPE Financing or any other additional third party financing pursuant to Section 5.7(b).

“Balance Sheet Cash Amount” means $50,000,000.

“Base Cash Consideration” means Available Distributable Cash minus Acquiror Expenses.

“Blumberg” means Blumberg Capital III, L.P..

“Blumberg Director” has the meaning set forth in Section 5.18(e).

“Business” means the business of, directly or indirectly, providing lease purchase transactions, and all other businesses conducted currently by any Group Company.

“Business Combination Proposal” has the meaning set forth in Section 5.10.

“Business Data” means all business information and all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company IT Systems.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Business Intellectual Property” has the meaning set forth in Section 3.15(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Cash Consideration” has the meaning set forth in Section 2.2(c).

“CBA” has the meaning set forth in Section 3.16(e).

“CEO Director” has the meaning set forth in Section 5.18(f).

“Certificates” has the meaning set forth in Section 2.3(b).

“Certificates of Merger” has the meaning set forth in Section 2.1(c).

“Certificate of Initial Merger” has the meaning set forth in Section 2.1(a).

“Certificate of Subsequent Merger” has the meaning set forth in Section 2.1(a).

“Change of Control Payments” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing in respect of, any Pre-Closing Holder Related Party Transactions (in the case of each of clauses (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Documents).

“Change of Control Price” means the price per share for one Acquiror Common Share in a Change of Control Transaction, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like and assuming the maximum of such amounts will be paid. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (a) with respect to any securities: (i) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq system as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive Business Days prior to such day or (ii) if at any time the securities are not listed on any securities exchange or quoted in the Nasdaq system or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Sponsor and the Holder Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale) and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Sponsor and the Holder Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“Change of Control Transaction” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of Acquiror or (ii) a sale or disposition of all or substantially all of the assets of Acquiror and its Subsidiaries on a consolidated basis, in each case, other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Acquiror (or any successor to Acquiror) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the Equity Securities of Acquiror immediately prior to such transaction (or series of related transactions).

“Closing” has the meaning set forth in Section 2.1(c).

“Closing Cash” means, as of the Measurement Time, the consolidated cash balances and cash equivalents of the Company and its Subsidiaries, determined in accordance with GAAP, which amount shall be (a) reduced by bank overdrafts and outstanding uncleared checks, drafts and wire transfers made by the Company or any Subsidiary to any Person other than the Company or any wholly-owned Subsidiary, (b) reduced by Restricted Cash, (c) increased by checks and drafts for the benefit of the Company or any wholly-owned Subsidiary which have been received by the Company or any wholly-owned Subsidiary but not yet cleared, in each case, as of the Measurement Time, and (d) increased by prepaid Company Expenses.

“Closing Date” has the meaning set forth in Section 2.1(c).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Indebtedness” means the amount of Indebtedness of the Group Companies existing as of the Measurement Time.

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Closing Price” means, on any day of determination, the closing price on Nasdaq for an Acquiror Common Share.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Advised Parties” has the meaning set forth in Section 8.20(b).

“Company Common Shares” means shares of common stock, par value of $0.001 per share, of the Company.

“Company D&O Tail Policy” has the meaning set forth in Section 5.5(c).

“Company Deal Communications” has the meaning set forth in Section 8.20(c).

“Company Directors” has the meaning set forth in Section 5.18(c).

“Company Equity Plan” means Katapult Holdings, Inc. 2014 Stock Incentive Plan.

“Company Expenses” means, without duplication, the aggregate amount paid by any Group Company for (a) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of the letter of intent between Acquiror and the Company and this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel, accountants, advisors, investment bankers, brokers, consultants or other agents), (b) the cost of the Company D&O Tail Policy to be obtained pursuant to Section 5.5, (c) the filing fee to be paid pursuant to the HSR Act, (d) the filing fee to be paid for the Registration Statement / Proxy Statement, and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company, or the Pre-Closing Holders pursuant to this Agreement or any Ancillary Document, in each case as of such determination time.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), Section 3.1(b) (Organization and Qualification), Section 3.2(a) through (f) (Capitalization of the Company), Section 3.3 (Authority), Section 3.5(i) and (iii) (No Violations), Section 3.19 (Brokers) and Section 3.21 (Transactions with Affiliates).

“Company IT Systems” means all computer systems, Software (including Company Products) and hardware, communication systems, servers, and all other information technology or network equipment and related items of automated, computerized or Software systems, and related documentation, in each case, relied on, owned, licensed or leased by a Group Company.

“Company Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets, or results of operations of the Group Companies, taken as a whole, or (b) the ability of any Group Company to timely perform any of its or their respective covenants or obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect, development or occurrence from or related to (i) conditions affecting the United States or the global economy generally or any material worsening of such conditions, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack or any material worsening of such conditions, (iii) changes in conditions of the financial, banking or securities markets generally or any material worsening of such conditions (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (iv) changes in any applicable Laws or GAAP (or authoritative interpretation of GAAP), (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement or pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) the taking of any action expressly required to be taken by the terms and conditions of this Agreement by the Company (other than as set forth in Section 5.1(a)); (viii) any failure, in and of itself, by the Group Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii)), or (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, acts of God, epidemics, disease outbreaks, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergencies, widespread occurrences of infectious diseases or other comparable events; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Group Companies, taken as a whole, relative to other participants operating in the industry in which the Group Companies operate.

“Company Option” means any option to purchase Company Common Shares granted pursuant to a Company Equity Plan.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Group Company.

“Company Preferred Conversion” has the meaning set forth in the recitals.

“Company Preferred Shares” means, collectively, shares of preferred stock, par value $0.001 per share, of the Company designated as “Series C-1 Preferred Stock”, “Series C Preferred Stock”, “Series C/A Preferred Stock”, “Series C/A-1 Preferred Stock”, “Series C/A-2 Preferred Stock” and “Series C/B Preferred Stock” pursuant to the Fourth Amended and Restated Certificate of Incorporation of the Company.

“Company Products” means all Software and other products, excluding any of the foregoing currently in development from which any of the Group Companies are currently deriving revenue from the sale, license, maintenance or other provision thereof.

“Company Registered Intellectual Property” means all of the following owned by, or filed by or in the name of, any Group Company: issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered copyrights, and pending applications for registration of copyrights.

“Company Restricted Shares” means the restricted shares of Company Common Shares granted pursuant to a Company Equity Plan and under those certain Restricted Stock Grant Agreements by and between the Company and certain Grantees (as defined therein).

“Company Schedules” means the disclosure schedules to this Agreement delivered to Acquiror by the Company as of the date of this Agreement.

“Company Shareholder Agreements” means each of Contracts set forth on Section 5.12 of the Company Schedules.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 24, 2020, by and between Acquiror and the Company.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, clearance or approval to be obtained from, filed with, or delivered to, a Governmental Entity or other Person.

“Constituent Corporations” has the meaning set forth in Section 2.1(a).

“Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment, understanding or arrangement, whether written or oral, that is legally binding upon a Person or any of his, her, or its properties or assets.

“Conversion Written Consent” has the meaning set forth in the recitals to this Agreement.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).

“COVID-19 Changes” has the meaning set forth in Section 5.1(a).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity (other than in respect of Taxes) in connection with or in response to COVID-19.

“CURO” means CURO Group Holdings Corp., a Delaware corporation.

“CURO Directors” has the meaning set forth in Section 5.18(c).

“CURO Renomination Right” has the meaning set forth in Section 5.18(c).

“Customer Accounts” has the meaning set forth in Section 3.8.

“D&O Persons” has the meaning set forth in Section 5.5(a).

“Data” means data, databases, data repositories, data lakes and collections of data.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Personal Data or otherwise relating to privacy, security, or data breach notification requirements and applicable to any Group Company, to the conduct of the Business, the Company Products, or to any of the Company IT Systems or any Business Data: (i) the Group Companies’ own rules, policies, and procedures; (ii) all applicable Laws (including, as applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679) and the California Consumer Privacy Act (2020)); (iii) industry standards applicable to the industry in which the Business operates (including the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) contracts into which any Group Company has entered or by which they are otherwise bound.

“DE LLC” has the meaning set forth in the recitals to this Agreement.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.2(h).

“Dissenting Stockholder” has the meaning set forth in Section 2.2(h).

“Earn Out Period” means the date that is six years following the Closing Date.

“Earn Out Shares” has the meaning set forth in Section 2.6(a).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, stock option, equity or equity-based, deferred compensation, severance, retention, accident, disability, employment, change of control, stock purchase, restricted stock, separation, consulting, vacation paid time off, fringe benefit and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, is required to contribute to or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Employee Earn Out Recipient” has the meaning set forth in Section 2.2(b)(i).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Right” has the meaning set forth in Section 3.2(b).

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Acquiror and the Company.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder.

“Final Surviving Company” has the meaning set forth in the recitals of this Agreement.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“First Lien Credit Agreement” means that certain Loan and Security Agreement, dated as of May 14, 2019, as amended by that certain First Amendment to Loan and Security Agreement, dated as of June 14, 2019, as amended by that certain Second Amendment to Loan and Security Agreement, dated as of November 8, 2019, as amended by that certain Third Amendment to Loan and Security Agreement, dated as of November 20, 2019, as amended by that certain Fourth Amendment to Loan and Security Agreement, dated as of December 16, 2019, as amended by that certain Fifth Amendment to Loan and Security Agreement, dated as of April 3, 2020, as amended by that certain Sixth Amendment to Loan and Security Agreement, dated as of April 29, 2020, as amended by that certain Seventh Amendment to Loan and Security Agreement, dated as of May 6, 2020, as amended by that certain Eighth Amendment to Loan and Security Agreement, dated as of September 28, 2020, and as further amended by that certain Ninth Amendment and Joinder Agreement, dated as of December 4, 2020, by and among Katapult SPV-1 LLC, as borrower, Katapult Group, Inc., the Company, Midtown Madison Management LLC, as agent, and the lenders from time to time party thereto.

“Former Employee Earn Out Recipient” has the meaning set forth in Section 2.6(b).

“Fraud” means common law fraud.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) transnational, federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private) or commission.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Group Company” means, individually, any of the Group Companies.

“Group Company Permits” has the meaning set forth in Section 3.6.

“Hazardous Substance” means any substance, material, or waste which is regulated by, or may give rise to Liability or standards of conduct pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, mold, radon, noise, odor, or radiation.

“Holder Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, all outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under, or in respect of, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations (contingent or otherwise) for the deferred purchase price of property, assets or a business, including “earn-outs”, “seller notes”, contingent or deferred consideration or purchase price adjustments (but, excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) indebtedness evidenced by letters of credit, assurances against loss, bankers’ acceptances or surety bonds (in each case, only to the extent drawn or cash collateralized prior to the Closing Date), (f) with respect to the Group Companies, any and all liabilities for amounts that any Group Company has deferred pursuant to the CARES Act, (g) with respect to Group Companies, the items identified in Section 3.2(h) (Identified Indebtedness) of the Company Schedules and (h) any of the obligations of any other Person of the type referred to in clauses (a) through (g) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and with respect to clauses (a) through (h), including all accrued and unpaid interest, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof) arising under or in respect of such Indebtedness. Notwithstanding anything to the contrary contained herein, “Indebtedness” shall not include any “Indebtedness” arising under, or in respect of, the First Lien Credit Agreement (other than the Term Loan, which shall constitute “Indebtedness” for all purposes hereunder).

“Independent Director” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of the SEC and the Nasdaq.

“Initial Merger” has the meaning set forth in the recitals of this Agreement.

“Initial Surviving Corporation” has the meaning set forth in the recitals of this Agreement.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts, usernames and profiles, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) trade secrets, know-how and confidential and proprietary information, processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, source code (collectively, and together with Data, “Trade Secrets”); (e) any of the foregoing rights in clauses (a) through (d) in Software or other technology; and (f) any of the foregoing rights in clauses (a) through (d) in Data, data classifications and data analysis, enrichment, measurement and management tools.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.19.

“IRS” means the Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Retail Partners” has the meaning set forth in Section 3.9(a).

“Key Vendors” has the meaning set forth in Section 3.9(b).

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule (including the rules and regulations of the SEC and any stock exchange), code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.20(b).

“Letter of Transmittal” means a letter of transmittal substantially in the form attached hereto as Exhibit G.

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, encumbrance, financing statement, lien, license or sub-license, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, restriction (whether voting, transfer or otherwise), encroachment or other similar encumbrance of any kind or nature whatsoever.

“Malicious Code” has the meaning set forth in Section 3.22(b).

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Measurement Time” means 12:01 a.m. ET on the Closing Date.

“Mergers” has the meaning set forth in the recitals of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.2(c).

“Merger Sub 1” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub 1 Sole Stockholder Approval” means the approval of Acquiror, in its capacity as the sole stockholder of Merger Sub 1, of this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby (including the Merger).

“Merger Sub 2” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub 2 Sole Member Approval” means the approval of Acquiror, in its capacity as the sole member of Merger Sub 2, of this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby (including the Merger).

“Minimum Cash Condition” has the meaning set forth in Section 6.3(e).

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Net Cash” means an amount equal to: (a) the Closing Cash, minus (b) the Closing Indebtedness.

“New Incentive Plan” has the meaning set forth in Section 5.10.

“New Incentive Plan Size” means a number of Acquiror Common Shares equal to the sum of (a) up to 10% of the aggregate number of Acquiror Common Shares outstanding at Closing (but without inclusion of any Earn Out Shares), as mutually agreed by the Acquiror and the Company based on input from an independent third-party compensation consultant and (b) the number of Earn Out Shares to be issued under the New Incentive Plan pursuant to Section 2.6(c).

“NewCo” has the meaning set forth in Section 5.6(a)(iv).

“Nonparty Affiliate” has the meaning set forth in Section 8.13.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license, or an ongoing licensee fee of less than $50,000 per year, excluding (i) third party components bundled, integrated or otherwise used in connection with the Company Products, and (ii) Open Source Software.

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Server Side Public License (SSPL) or (ii) any license to Software that is considered “free” or “open source software”, including by the Open Source Foundation or the Free Software Foundation.

“Option Exchange Ratio” shall be a ratio, (i) the numerator of which shall be the Per Common Share Value and (ii) the denominator of which shall be 10.

“Option Rollover Value” means, with respect to each Company Option, an amount (expressed in dollar figures), equal to the product of (i) the number of Company Common Shares subject to such Company Option immediately prior to the First Effective Time and (ii) the excess of (x) the Per Common Share Value over (y) the exercise price per Company Common Share subject to such Company Option immediately prior to the First Effective Time.

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made or rendered by any Governmental Entity.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials” has the meaning set forth in Section 5.17(a).

“Per Common Share Value” means (i) the portion of the Transaction Value allocated to the Company Common Shares (including Vested Company Restricted Shares) held by the Pre-Closing Holders as of immediately prior to the First Effective Time, divided by (ii) the aggregate number of Company Common Shares (including Vested Company Restricted Shares) held by the Pre-Closing Holders as of immediately prior to the First Effective Time, in each case as set forth on the Allocation Schedule.

“Permits” means any approvals, authorizations, waivers, consents, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means: (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and, in each case, for which sufficient reserves have been established on the Financial Statements in accordance with GAAP, (c) encumbrances and restrictions of record on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the operation of the business of the Group Companies, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Companies and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the operation of the business of the Group Companies, (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business of the Group Companies; (f) Liens which would not be or reasonably be expected to be material to the Group Companies, (g) other than with respect to Intellectual Property, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed and (h) Liens on equity or debt securities resulting from applicable federal, state, provincial and other securities Laws.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means all data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including data or information that constitutes “personal information” or “personal data” or other equivalent term under applicable Law.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Placement Warrants” means each warrant to purchase one Acquiror Class A Share at a price of $11.50 per share, subject to adjustment, as described in the Acquiror SEC Reports.

“Pre-Closing Acquiror Holders” means the holders of Acquiror Shares at any time prior to the Closing.

“Pre-Closing Holder Related Party” has the meaning set forth in Section 3.21.

“Pre-Closing Holder Related Party Transactions” has the meaning set forth in Section 3.21.

“Pre-Closing Holders” means all Persons who hold one or more Company Shares, Company Options, or Vested Company Restricted Shares, in each case as of immediately prior to the First Effective Time.

“Prior Acquiror Counsel” has the meaning set forth in Section 8.20(a).

“Prior Company Counsel” has the meaning set forth in Section 8.20(a).

“Privileged Acquiror Deal Communications” has the meaning set forth in Section 8.20(d).

“Privileged Company Deal Communications” has the meaning set forth in Section 8.20(c).

“Pro Rata Allocation” means with respect to each Pre-Closing Holder, the ratio calculated by dividing (a) the portion of the Transaction Value allocable to such Pre-Closing Holder as (i) Adjusted Transaction Value pursuant to Section 2.2(c) and (ii) Option Rollover Value resulting from the assumption of Company Options (other than in respect of Company Options that are not held by Employee Earn Out Recipients) pursuant to Section 2.2(b)(i)), by (b) the Transaction Value (other than the Transaction Value attributable to Company Options that are not held by Employee Earnout Out Recipients). For the avoidance of doubt, the Pro Rata Allocation of all Pre-Closing Holders shall add up to 100% in the aggregate.

“Proceeding” means any lawsuit, litigation, action, audit, demand, examination, hearing, claim, charge, complaint, audit, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity or arbitrator.

“Process” or “Processing” means the collection, use, storage, processing, recording, distribution, transfer, exchange, import, export, protection (including security measures), disposal, de-identification, sanitization, cleansing, sale or disclosure or other activity regarding Data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.19.

“Public Distributions” has the meaning set forth in Section 8.19.

“Public Shareholders” has the meaning set forth in Section 8.19.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Reallocation Side Agreement” has the meaning set forth in Section 2.2(g).

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” has the meaning set forth in the recitals to this Agreement.

“Rental Contracts” has the meaning set forth in Section 3.8.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives; provided that, other than for purposes of Section 5.8, Section 5.9(b) and Section 5.11, Representatives of the Company shall not include CURO, Curo Financial Technologies Corp. or any of their respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives unless such Person is a Representative of the Company in their individual capacity or otherwise acting on behalf or at the discretion of such Person (and not as a result of their relationship with CURO or Curo Financial Technologies Corp.).

“Required Acquiror Shareholder Approval” means the approval of each Required Transaction Proposal, at the Acquiror Shareholders Meeting where a quorum is present, by the affirmative vote of holders of the requisite number of votes cast by the Pre-Closing Acquiror Holders, in accordance with the Acquiror Governing Documents and applicable Law.

“Required Company Shareholder Approval” means the approval of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) by at least the number of Company Shares then outstanding following the consummation of the Company Preferred Conversion, the Company’s Governing Documents and any other Contract to which the Company is party of otherwise bound.

“Required Transaction Proposals” has the meaning set forth in Section 5.10(a).

“Restricted Cash” means restricted cash as determined in accordance with GAAP.

“Retail Partner” has the meaning set forth in Section 3.9(a).

“Retail Partner Contract” has the meaning set forth in Section 3.9(a).

“Sanctions and Export Control Laws” means any Law in any part of the world related to: (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom, or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Schedules and the Acquiror Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Law” means Federal Securities Law and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means any actual or suspected cyber or security incident (including, without limitation, any incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Company IT System or unauthorized Processing of Data) that could have an impact on the security, confidentiality, integrity or availability of a Company IT System (including any Data Processed thereby or contained therein), any Trade Secret or any Business Data, including an occurrence that actually or potentially jeopardizes the confidentiality, integrity or availability of Personal Data, or requires notification to any person or governmental entity under applicable Data Privacy and Security Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all: (a) computer programs, including any and all software implementations of algorithms, applications, utilities, development tools, models, embedded systems and methodologies, whether in source code, object code or executable code; (b) Data; (c) descriptions, flowcharts and other work product used with or to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Sponsor” means FinServ Holdings LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor Director” has the meaning set forth in Section 5.18(b).

“Stock Consideration” has the meaning set forth in Section 2.2(c).

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsequent Merger” has the meaning set forth in the recitals of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other legal entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Support Agreement Deadline” has the meaning set forth in Section 5.16(a).

“Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“$12 Target Share Price” means the price in which, at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the Acquiror Common Shares is greater than or equal to $12.00 over any 20 Trading Days within any 30 consecutive Trading Day period.

“$14 Target Share Price” means the price in which, at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the Acquiror Common Shares is greater than or equal to $14.00 over any 20 Trading Days within any 30 consecutive Trading Day period.

“Target Share Price” means the $12 Target Share Price or the $14 Target Share Price, as applicable.

“Tax” means any federal, state, local, non-United States, or other income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), escheat or unclaimed property, capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits, or other taxes of any kind whatever (or other fees, assessments, duties, or charges in the nature of a tax), whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto (or in lieu thereof), whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of Taxes or Tax Returns.

“Tax Proceeding” has the meaning set forth in Section 3.18(c).

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto and including any amendment thereof.

“Term Loan” means that certain $50,000,000 term loan made by lenders under the First Lien Credit Agreement.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trading Day” means any day on which the Acquiror Common Shares are actually traded on the principal securities exchange or securities market on which the Acquiror Common Shares are then traded.

“Transaction Proposals” has the meaning set forth in Section 5.10.

“Transaction Value” means (a) $833,000,000, minus (b) the amount of any decrease to the Cash Consideration pursuant to Section 2.2(d)(i), if any, or plus (c) the amount (expressed in dollar figures) equal to the product of (i) the amount of any increase to the number of Acquiror Common Shares constituting the Stock Consideration pursuant to Section 2.2(d)(ii) and (ii) 10, if any.

“Transfer” means any direct or indirect sale, transfer, gift, assignment, pledge, encumbrance or other disposition of any interest (whether with or without consideration and whether voluntary, involuntary or by operation of Law).

“Tribeca” means Tribeca Venture Fund I, L.P.

“Tribeca Director” has the meaning set forth in Section 5.18(d).

“Triggering Event I” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the Acquiror Common Shares (as may be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Acquiror Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Acquiror Common Shares outstanding following the Closing) is greater than or equal to $12.00 over any 20 Trading Days within any 30 consecutive Trading Day period.

“Triggering Event II” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the Acquiror Common Shares (as may be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Acquiror Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Acquiror Common Shares outstanding following the Closing) is greater than or equal to $14.00 over any 20 Trading Days within any 30 consecutive Trading Day period.

“Triggering Events” shall mean collectively, Triggering Event I and Triggering Event II, and “Triggering Event” shall mean any one such individual event.

“Trust Account” has the meaning set forth in Section 8.19.

“Trust Account Released Claims” has the meaning set forth in Section 8.19.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Unvested Company Restricted Share” means each Company Restricted Share that is not a Vested Company Restricted Share.

“Vested Company Restricted Share” means each Company Restricted Share that vests as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the board of directors of the Company or a committee thereof).

“Trustee” has the meaning set forth in Section 4.8.

“Waived 280G Benefits” has the meaning set forth in Section 5.20.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, as well as analogous applicable foreign, state or local Laws.

“Written Consent” has the meaning set forth in Section 5.16(b).

“Written Consent Deadline” has the meaning set forth in Section 5.16(b).

Article 2
PURCHASE AND SALE

Section 2.1 Mergers; Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub 1, Merger Sub 2, and the Company (Merger Sub 1 and the Company sometimes being referred to herein as the “Initial Constituent Corporations” and the Company and Merger Sub 2 sometimes being referred to herein as the “Subsequent Constituent Corporations”) shall cause Merger Sub 1 to be merged with and into the Company and the separate corporate existence of Merger Sub 1 shall thereupon cease. The Initial Merger shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger in substantially the form attached as Exhibit H (with such modifications, amendments or supplements thereto as may be required to comply with the DGCL, the “Certificate of Initial Merger”) executed by Merger Sub 1 and the Company in accordance with the relevant provisions of the DGCL, such Initial Merger to be consummated as of the First Effective Time. The Initial Merger shall have the effects specified in the DGCL.

(b) At and after the First Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the assets, properties rights, privileges, powers and franchises of a public as well as a private nature, of the Initial Constituent Corporations, and shall become subject to all the debts, liabilities, restrictions, disabilities, obligations and duties of each of the Initial Constituent Corporations in accordance with the applicable provisions of the DGCL.

(c) Immediately following the Initial Merger, upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, Acquiror, the Initial Surviving Corporation, and Merger Sub 2, shall cause the Initial Surviving Corporation to be merged with and into Merger Sub 2 and the separate corporate existence of the Initial Surviving Corporation shall thereupon cease. The Subsequent Merger shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger in substantially the form attached as Exhibit I (with such modifications, amendments or supplements thereto as may be required to comply with the DE LLC, the “Certificate of Subsequent Merger” together with the Certificate of Initial Merger, the “Certificates of Merger”) executed by the Initial Surviving Corporation and Merger Sub 2 in accordance with the relevant provisions of the DE LLC, such Subsequent Merger to be consummated as of the Second Effective Time. The Final Surviving Company shall be the surviving company in the Subsequent Merger and the separate corporate existence of Merger Sub 2 with all its rights, privileges, immunities, powers and franchise shall continue unaffected by the Subsequent Merger. The Subsequent Merger shall have the effects specified in the DE LLC.

(d) At and after the Second Effective Time, the Final Surviving Company shall thereupon and thereafter possess all of the assets, properties rights, privileges, powers and franchises of a public as well as a private nature, of the Subsequent Constituent Corporations, and shall become subject to all the debts, liabilities, restrictions, disabilities, obligations and duties of each of the Subsequent Constituent Corporations in accordance with the applicable provisions of the DE LLC.

(e) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., New York City time, (i) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 or (ii) by electronic exchange of executed documents, on the date which is three Business Days after the first date on which all conditions set forth in Article 6 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Acquiror and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. On the Closing Date, Acquiror and the Company shall first cause the Certificate of Initial Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and immediately thereafter cause the Certificate of Subsequent Merger to be executed and duly submitted for filing with the Secretary of State of Delaware as provide in Section 264 of the DGCL and Section 18-209. The Initial Merger shall become effective at the time when the Certificate of Initial Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Initial Merger in accordance with the DGCL (the “First Effective Time”). Immediately following the First Effective Time at the Second Effective Time, the Subsequent Merger shall become effective at the time when the Certificate of Subsequent Merger has been accepted for filing by the Secretary of State of Delaware or at such later time as may be agreed by Acquiror and the Final Surviving Company in writing and specified in the Certificate of Subsequent Merger in accordance with the DGCL and DE LLC (the “Second Effective Time”).

(f) At the First Effective Time, the Governing Documents of the Company shall be the Governing Documents of the Initial Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(g) From and after the First Effective Time, until successors are duly elected or appointed in accordance with applicable Law, (i) the initial board of directors of Merger Sub 1 immediately prior to the First Effective Time shall be the initial board of directors of the Initial Surviving Corporation and (ii) the officers of Merger Sub 1 at the First Effective Time shall be the officers of the Initial Surviving Corporation.

(h) At the Second Effective Time, the Governing Documents of Merger Sub 2 shall be the Governing Documents of the Final Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(i) From and after the Second Effective Time, until successors are duly elected or appointed in accordance with applicable Law, (i) the initial board of managers of the Final Surviving Company shall be the initial board of managers of Merger Sub 2 immediately prior to the Second Effective Time and (ii) the officers of the Initial Surviving Corporation at the Second Effective Time shall be the officers of the Final Surviving Company.

Section 2.2 Effect of the Mergers; Allocation of Merger Consideration.

(a) Subject to the provisions of this Agreement, on the Closing Date, at the First Effective Time, by virtue of the Initial Merger and without any action on the part of any Party or any other Person, each Company Share that is issued and outstanding immediately prior to the First Effective Time (other than Dissenting Shares and Company Shares, if any, held in the treasury of the Company, which treasury shares shall be canceled for no consideration as part of the Initial Merger and shall not constitute “Company Shares” hereunder) shall be canceled and converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to this Section 2.2 and Section 2.3.

(b) Treatment of Outstanding Equity Awards.

(i) Company Options. Each Company Option that is issued and outstanding as of immediately prior to the First Effective Time and then held by a Pre-Closing Holder who has been actively employed by the Company for at least 730 consecutive days as of the First Effective Time shall accelerate and become fully vested as of the First Effective Time in accordance with the terms of the Company Equity Plan. As of the First Effective Time, each Company Option, whether vested or unvested (after taking into account any acceleration of vesting pursuant to the immediately preceding sentence), that is outstanding immediately prior to the First Effective Time shall, by virtue of the occurrence of the First Effective Time and without any action on the part of the Company, Acquiror or the Pre-Closing Holder thereof, be assumed and converted into an option (an “Acquiror Option”) with respect to a number of Acquiror Common Shares equal to the number of Company Common Shares subject to such Company Option immediately prior to the First Effective Time multiplied by the Option Exchange Ratio, and rounded down to the nearest whole share and at an exercise price per Acquiror Common Share equal to the exercise price per Company Common Share subject to such Company Option divided by the Option Exchange Ratio, and rounded up to the nearest whole cent; provided that the exercise price and the number of Acquiror Common Shares subject to the Acquiror Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of each Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Except as otherwise provided in this Section 2.2(b)(i), each Acquiror Option shall continue to be subject to the terms and conditions of the Company Equity Plan and the applicable Company Option award agreement, as in effect immediately prior to the First Effective Time. In addition, immediately prior to the First Effective Time, each Pre-Closing Holder who is then actively employed by the Company and holds a Company Option (an “Employee Earn Out Recipient”) shall receive such Pre-Closing Holder’s Pro Rata Allocation of the Earn Out Shares, provided that the vesting conditions for any such Employee Earn Out Recipient shall also require that such Employee Earn Out Recipient remains in continuous employment through the applicable vesting date.

(ii) Company Restricted Shares. As of the First Effective Time, (x) each Vested Company Restricted Share shall be cancelled and shall be entitled to receive from the Company, in settlement thereof, the applicable portion of the Merger Consideration, as determined pursuant to Section 2.2(g) and Section 2.3, and (ii) each Unvested Company Restricted Share shall be cancelled for no consideration; provided that all Pre-Closing Holders of Vested Company Restricted Shares shall be treated as if any withholding taxes applicable to their Company Restricted Shares were satisfied on a “net settlement basis” and the Company issued to each such Pre-Closing Holder the number of Company Common Shares set forth across such Pre-Closing Holder’s name on the Allocation Schedule in connection with such net settlement.

(iii) Prior to the First Effective Time, the board of directors of the Company (or an appropriate committee thereof) shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Options and Company Restricted Shares as contemplated by this Section 2.2(b).

(c) Merger Consideration. The aggregate consideration to be paid to the Pre-Closing Holders in the Initial Merger (other than with respect to Company Options) (the “Merger Consideration”) shall consist of: (i) the Adjusted Transaction Value, apportioned between cash and Acquiror Common Shares in the following manner: (x) the Adjusted Cash Amount (the “Cash Consideration”) and (y) subject to the adjustments (if any) set forth in Section 2.2(f), a number of Acquiror Common Shares equal to the quotient obtained by dividing (A) the Adjusted Transaction Value minus the Cash Consideration by (B) 10 (the “Stock Consideration”); and (ii) the portion of the Earn Out Shares allocable with respect to the Company Common Shares (including Company Restricted Shares) pursuant to Section 2.6. Notwithstanding anything to the contrary in this Agreement, Acquiror shall be entitled to rely on the Allocation Schedule and shall not be liable to any Pre-Closing Holder for the amount of any payment to such Pre-Closing Holder made in accordance with the Allocation Schedule or the calculation of any such amount

(d) Adjustments to Cash Consideration and Stock Consideration. If, as of the Measurement Time, the Net Cash (as determined in accordance with Section 2.2(h)) is:

(i) less than $10,000,000, then the Cash Consideration will be decreased by an amount equal to the difference between (x) $15,000,000 and (y) such Net Cash amount;

(ii) greater than $20,000,000, then the Stock Consideration will be increased by a number of Acquiror Common Shares equal to the quotient obtained by dividing (x) such Net Cash amount minus $15,000,000 by (y) 10; and

(iii) between $10,000,000 and $20,000,000 (inclusive), there shall be no adjustment to the Cash Consideration and/or the Stock Consideration.

(e) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional Acquiror Common Shares shall be issued pursuant to this Section 2.2, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Acquiror. In lieu of any fractional shares, Acquiror shall pay each Pre-Closing Holder entitled to any portion of Acquiror Common Shares, and such holder shall be entitled to receive, an amount in cash, rounded up to the nearest cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Equity Securities held at the First Effective Time by such holder) would otherwise be entitled by (ii) 10.

(f) Additional Adjustment to Stock Consideration and Earn Out Shares. The Stock Consideration and Earn Out Shares shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Acquiror Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Acquiror Common Shares outstanding following the date of this Agreement and prior to the First Effective Time so as to provide the Pre-Closing Holders with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Stock Consideration and Earn Out Shares.

(g) Allocation Schedule. No later than five Business Days prior to the Closing Date, the Company shall deliver to Acquiror an allocation (the “Allocation Schedule”) setting forth: (i) the mailing addresses, telephone numbers and email addresses for each Pre-Closing Holder, (ii) the number and class of Equity Securities owned by each Pre-Closing Holder, (iii) with respect to each Pre-Closing Holder of Company Common Shares (including Company Preferred Shares to be converted into Company Common Shares immediately prior to the First Effective Time and Vested Company Restricted Shares), the portion of the Cash Consideration and the portion of the Stock Consideration payable or issuable to such Pre-Closing Holder, (iv) with respect to each Pre-Closing Holder of Company Options, the number of Company Common Shares subject to, and the exercise price per Company Common Share of, each Company Option, (v) the number of Earn Out Shares to be issued to each Pre-Closing Holder upon the occurrence of each Triggering Event set forth in Section 2.6, and (vi) a certification, duly executed by an authorized officer of the Company, that (A) the information delivered pursuant to clauses (i) through (v) is, and will be as of immediately prior to the First Effective Time, true and correct in all respects and (B) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.2(b)(iii). The Company will review any comments to the Allocation Schedule provided by Acquiror or any of its Representatives and consider in good faith any reasonable comments proposed by Acquiror or any of its Representatives. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Merger Consideration on the Closing Date to the Exchange Agent, Acquiror and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Merger Consideration), and none of them shall have (A) any further obligations to the Company, any Pre-Closing Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration), or (B) any Liability with respect to the allocation of the consideration under this Agreement, and the Company and the Pre-Closing Holders hereby irrevocably waive and release Acquiror and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Merger Consideration, as the case may be, among each Pre-Closing Holder as set forth in such Allocation Schedule. For purposes of clause (iii) of this paragraph, each applicable form of Merger Consideration (i.e., the Cash Consideration and the Stock Consideration) to be allocated among the Pre-Closing Holders shall be allocated ratably based on the number of Company Common Shares (including Company Restricted Shares) owned by each such Pre-Closing Holders as of immediately prior to the First Effective Time; provided, however, that any two or more Pre-Closing Holders may agree in writing to reallocate among themselves such Merger Consideration payable or issuable to such Pre-Closing Holders (each such agreement, a “Reallocation Side Agreement”) and, if at least 10 Business Days prior to the final filing of the Registration Statement / Proxy Statement, such Pre-Closing Holders deliver a copy of such Reallocation Side Agreement (in form and substance reasonably acceptable to the Company) to the Company, the allocation of such Merger Consideration among such Pre-Closing Holders shall be set forth in the Allocation Schedule in accordance with the provisions of such Reallocation Side Agreement; provided, further, however, that other than as set forth in any Reallocation Side Agreement dated as of December 18, 2020, no Pre-Closing Holder set forth on Schedule 2.2(g) will be allocated any Cash Consideration. The Pre-Closing Holders acknowledge and agree that the Merger Consideration is the sole consideration to be paid with respect to any and all Equity Securities of the Company. If and to the extent an amendment to the Merger Agreement is reasonably necessary solely in order to reallocate the mix of consideration allocated to any of the Pre-Closing Holders in accordance with any Reallocation Side Agreement (which determination shall be made as promptly as practicable following the date hereof and in any event sufficiently in advance of the time at which the Registration Statement/ Proxy Statement is first filed with the SEC) and does not have an adverse impact on Acquiror in any respect, Acquiror shall (1) enter into such amendment on customary and reasonable terms and (2) include the approval of the Merger Agreement, as so amended, in the Transaction Proposals.

(h) Closing Calculations. No later than two Business Days prior to the Closing Date, the Company shall deliver to Acquiror a statement (the “Net Cash Closing Statement”) setting forth the Company’s good faith estimate of (i) Closing Cash and (ii) Closing Indebtedness.  Following the delivery of the Net Cash Closing Statement, if the Acquiror has any objection to any amounts included in the Net Cash Closing Statement, the Acquiror and the Company shall reasonably cooperate in good faith to resolve such objection.

(i) Statutory Rights of Appraisal. Notwithstanding any provision of this Agreement to the contrary, any Company Common Shares for which the holder (a “Dissenting Stockholder”) thereof (i) has not voted in favor of the Initial Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the portion of Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule and the terms of this Agreement; provided that any such amounts that would otherwise be payable in respect of such Dissenting Shares shall remain the property of Acquiror. From and after the First Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Initial Surviving Corporation. Notwithstanding the foregoing, if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that Dissenting Stockholder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the First Effective Time into the right to receive the portion of Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule upon delivery of a duly completed and validly executed Letter of Transmittal and the surrender of any Certificates in accordance with Section 2.3(b). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Exchange Agent in accordance with Section 2.3. For the avoidance of doubt, for purposes of determining the Allocation Schedule and the other related definitions and terms that are affected by the total number of Company Shares outstanding immediately prior to the First Effective Time, any and all Dissenting Shares shall be included in all such determinations as if such Dissenting Shares were participating in the Initial Merger and were entitled to receive the applicable payments under this Agreement. The Company shall give Acquiror prompt notice of any written demands for appraisal of any Company Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and Acquiror shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of Acquiror (prior to the Closing) or the Sponsor (after the Closing), make any payment with respect to, settle or offer or agree to settle any such demands. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Dissenting Shares shall be returned to Acquiror upon demand.

(j) Subject to the provisions of this Agreement, on the Closing Date, at the Second Effective Time, by virtue of the Subsequent Merger and without any action on the part of any Party or any other Person, each share of capital stock of Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time and each share of capital stock held in treasury, if any, shall be cancelled and shall case to exist and no consideration shall be paid or payable in respect thereof and the membership interests of Merger Sub 2 shall remain outstanding and unaffected by the Subsequent Merger.

Section 2.3 Payment of Merger Consideration; Other Closing Date Payments.

(a) Deposit with Exchange Agent. Immediately prior to the First Effective Time, Acquiror shall deposit (or cause to be deposited) with an exchange agent (the “Exchange Agent”), selected by Acquiror and reasonably acceptable to the Company, (i) an amount of cash equal to the Cash Consideration, (ii) the number of Acquiror Common Shares equal to the Stock Consideration and (iii) the number of Acquiror Common Shares equal to the Earn Out Shares.

(b) Letter of Transmittal. Prior to the Closing Date, the Company shall deliver to each Pre-Closing Holder of Company Shares a Letter of Transmittal, together with a request to have such Pre-Closing Holder deliver an executed Letter of Transmittal to the Company and the Exchange Agent no less than ten Business Days prior to the Closing Date. At the First Effective Time, each Pre-Closing Holder of an outstanding certificate or certificates for Company Shares (collectively, the “Certificates”) who has surrendered such Certificates to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal), in accordance with the above timelines prior to the Closing shall be entitled to receive the Merger Consideration in accordance with the Allocation Schedule on the Closing Date following the First Effective Time. Promptly after the First Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each Pre-Closing Holder of Company Shares a Letter of Transmittal for use in such exchange. Following surrender of Certificates to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal) by each Pre-Closing Holder following the Closing, such Pre-Closing Holder shall be entitled to receive the portion of Merger Consideration applicable to such Pre-Closing Holder in accordance with the Allocation Schedule within ten Business Days following such surrender and/or delivery of the applicable documents. No interest or dividends will be paid or accrued on the consideration payable upon delivery of a Letter of Transmittal.

(c) No Further Transfers. At the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Company Shares that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, any Company Shares is presented to the Initial Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

Section 2.4 Exchange Agent. Promptly following the date that is one year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder who has not delivered a Letter of Transmittal may surrender such Certificate or deliver such Letter of Transmittal to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article 2 without any interest thereon. None of Acquiror, Merger Sub 1, Merger Sub 2, the Company, the Initial Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable Law, become the property of the Initial Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.5 Withholding. Notwithstanding any other provision in this Agreement to the contrary, Acquiror, the Company, the Exchange Agent, and any other applicable withholding agent hereunder shall be entitled to deduct and withhold from any cash, stock consideration or other amounts otherwise paid or payable in connection with the transactions contemplated in this Agreement to any Person such amounts that Acquiror, the Company, the Exchange Agent, or such other withholding agent are required to deduct and withhold with respect thereto under the Code or any provision of applicable Law; provided, however, that Acquiror will use commercially reasonable efforts to provide the Company with written notice at least five Business Days prior to any such deduction or withholding (other than deductions or withholdings (x) with respect to amounts treated as compensation for applicable Tax purposes or (y) resulting from a failure to deliver the certificate referenced in Section 5.6(b)), such notice to include reasonable detail and the authority and method of calculation for the proposed deduction or withholding, and (a) Acquiror and/or the applicable withholding agent shall consider in good faith any claim by the Company or the applicable Pre-Closing Holder that such deduction or withholding is not required or should be imposed at a reduced rate and (b) Acquiror and/or the applicable withholding agent shall cooperate with the Company or the applicable Pre-Closing Holder in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in or refund of any such deduction or withholding. To the extent that amounts so deducted and withheld are duly deposited with the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6 Earn-Out.

(a) At the First Effective Time, in accordance with the provisions of this Article 2, Acquiror shall issue or cause to be issued to each Pre-Closing Holder, such Pre-Closing Holder’s Pro Rata Allocation of 7,500,000 restricted Acquiror Common Shares which shall be subject to the vesting and forfeiture provisions provided for in this Section 2.6 and, in the case of such restricted Acquiror Common Shares issued with respect to Company Options, the vesting and forfeiture conditions provided for in Section 2.2(b) (collectively, the “Earn Out Shares”):

(i) 3,750,000 of the Earn Out Shares will vest upon the occurrence of Triggering Event I (the “$12 Earn Out Shares”); and

(ii) 3,750,000 of the Earn Out Shares will vest upon the occurrence of Triggering Event II (the “$14 Earn Out Shares”).

For illustrative purposes, if, prior to the expiration of the Earn Out Period:

(i) the Closing Price of the Acquiror Common Shares is greater than or equal to $12.00 over any 20 Trading Days within any 30 consecutive Trading Day period, all of the $12 Earn Out Shares shall vest; and

(ii) the Closing Price of the Acquiror Common Shares is greater than or equal to $14.00 over any 20 Trading Days within any 30 consecutive Trading Day period, all of the $14 Earn Out Shares shall vest.

(b) If Acquiror shall at any time prior to the expiration of the Earn Out Period pay any cash or in-kind dividend (other than any dividend in the form of additional shares of Acquiror Common Shares, which dividend shall be governed by the immediately following sentence) on shares of Acquiror Common Shares then the applicable Target Share Price shall be deemed to have been reduced for all purposes of this Agreement by the amount of such cash dividend or the fair market value of the in-kind dividend, as applicable, paid with respect to each Acquiror Common Share. If Acquiror shall at any time prior to the expiration of the Earn Out Period pay any dividend on shares of Acquiror Common Shares by the issuance of additional shares of Acquiror Common Shares, then in such case, (i) the number of Earn Out Shares shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Acquiror Common Shares (including any other shares so reclassified as Acquiror Common Shares) outstanding immediately after such event and the denominator of which is the number of shares of Acquiror Common Shares that were outstanding immediately prior to such event, and (ii) the applicable Target Share Price shall be appropriately adjusted to provide to each Pre-Closing Holder the same economic effect as contemplated by this Agreement prior to such event. Each Pre-Closing Holder shall not have the right to vote the Earn Out Shares held by such Pre-Closing Holder unless and until such Earn Out Shares vest in accordance with the terms set forth in Section 2.6. Except for the right to vote and the treatment with respect to dividends which is addressed in this Section 2.6(b), each Pre-Closing Holder shall have all of the rights of a stockholder with respect to the Earn Out Shares, subject to the vesting and forfeiture conditions set forth herein.

(c) If, at any time prior to the expiration of the Earn Out Period, any Employee Earn Out Recipient ceases, for any reason or no reason, to remain in continuous employment with a Group Company (a “Former Employee Earn Out Recipient”), all unvested Earn Out Shares issued with respect to any Company Options and held by such Employee Earn Out Recipient shall be deemed to be automatically forfeited to Acquiror and Acquiror shall then distribute such Earn Out Shares to the other Pre-Closing Holders on a pro rata basis based upon the allocation of Earn Out Shares as of the Closing Date (but disregarding any Earn Out Shares issued to a Former Employee Earn Out Recipient with respect to any Company Options held by such Former Employee Earn Out Recipient). Any Earn Out Shares distributed to Employee Earn Out Recipients in accordance with the provisions of this Section 2.6(b) shall be granted to such individuals pursuant to the New Incentive Plan.

(d) If the applicable Triggering Event has not occurred prior to the expiration of the Earn Out Period, then all Earn Out Shares which would vest in connection with such Triggering Event shall be automatically forfeited and deemed transferred to Acquiror and shall be cancelled by Acquiror and cease to exist.

(e) In the event of occurrence of any Triggering Event set forth in Section 2.6(a), as soon as practicable (but in any event within five Business Days), the Acquiror will deliver to the Holder Representative a written statement that sets forth (i) the Closing Price over the applicable 20-Trading Day period and (ii) the calculation of the Earn Out Shares in connection therewith and the Allocation Schedule.

(f) If, prior to the expiration of the Earn Out Period, a Change of Control Transaction is consummated with a Change of Control Price equal to or in excess of the applicable price per share attributable to any Triggering Event, then, immediately prior to the consummation of the Change of Control Transaction, the applicable Triggering Event set forth in Section 2.6(a) and the vesting conditions in Section 2.6(f) shall be deemed to have occurred and the holders of such Earn Out Shares shall be eligible to participate in such Change of Control Transaction. For avoidance of doubt, assuming no prior Triggering Events have occurred:

(i) if the Change of Control Price for acquisition of Acquiror Common Shares is greater than or equal to $12.00 per Acquiror Common Share, the $12 Earn Out Shares shall be deemed to have fully vested (and the $14 Earn Out Shares Shall be deemed forfeited and shall be cancelled by Acquiror);

(ii) if the Change of Control Price for acquisition of Acquiror Common Shares is greater than or equal to $14.00 per Acquiror Common Share, the $12 Earn Out Shares and the $14 Earn Out Shares shall be deemed to have fully vested;

provided that if the Change of Control Price for acquisition of Acquiror Common Shares is less than $12.00 per Acquiror Common Share, then no Earn Out Shares shall be deemed to have vested and all such Earn Out Shares shall be deemed forfeited and shall be cancelled by Acquiror.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING
TO THE GROUP COMPANIES

Except as set forth in the Company Schedules (but subject to the terms of Section 8.8), the Company hereby represents and warrants to each of the Acquiror Parties, in each case, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Each Group Company is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b) Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. True, correct and complete copies of the Governing Documents of each Group Company and the Company Shareholder Agreements have been provided to Acquiror, in each case, as amended and in effect as of the date hereof. The Governing Documents of each Group Company and the Company Shareholder Agreements are in full force and effect and none of the Group Companies are in breach or violation of any provision set forth in their respective Governing Documents or the Company Shareholder Agreements.

(c) To the Company’s knowledge, no Person (other than the Group Companies) is in breach or violation of any provision set forth in their respective Governing Documents or the Company Shareholder Agreements.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Schedules sets forth, as of the date hereof, a true, correct and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof and (iii) with respect to any Equity Rights, (A) the date of grant, (B) the strike price (where applicable), (C) any applicable vesting schedule and expiration date, (D) the type of Equity Right (including whether each Company Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code), and (E) whether any Company Option is or was eligible to be early exercised.

(b) Except for the Equity Rights set forth on Section 3.2(a) of the Company Schedules, the Company has no outstanding (x) convertible debt, equity appreciation, phantom equity, or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company (collectively, “Equity Rights”).

(c) All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or the Company Shareholder Agreements or any other Contract to which the Company or any of its Subsidiaries is party or bound, (ii) are not subject to any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right of any Person and were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued (as applicable) in compliance with applicable Law, including Securities Laws, and (iv) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

(d) (i) Each Company Option has an exercise price at least equal to the fair market value of a Company Common Share on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, (iii) each Company Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code so qualifies and (iv) all Company Options have been issued in compliance with the Company Equity Plan and all applicable Laws and properly accounted for in all respects in accordance with GAAP.

(e) Except for the Company’s Governing Documents and the Company Shareholder Agreements, there are no voting trusts, proxies, or other Contracts with respect to the voting or transfer of the Company’s Equity Securities. The Equity Securities set forth on the Allocation Schedule will, as of immediately prior to the Closing, constitute all of the issued and outstanding Equity Securities of the Company.

(f) All of the outstanding Equity Securities of each Subsidiary of the Company are owned directly by the Company, free and clear of all Liens (other than transfer restrictions under applicable Securities Law, Permitted Liens and Liens securing obligations under the First Lien Credit Agreement), and are set forth on Section 3.2(f) of the Company Schedules opposite the name of each Subsidiary of the Company. There are no Equity Rights that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company’s Subsidiaries. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiaries of the Company.

(g) None of the Group Companies owns or holds (of record, beneficially or otherwise), directly or indirectly, any Equity Securities in or debt of any other Person or the right to acquire any such Equity Security or debt, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture. No Group Company owns any Equity Securities of the Company.

(h) Section 3.2(h) of the Company Schedules sets forth a list of all components of Indebtedness as of the date of this Agreement, along with any indebtedness for borrowed money pursuant to the CARES Act, including the principal amount of such Indebtedness or indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the issuer/creditor thereof.

(i) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2019, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate and shareholder (or other similar) action on the part of the Company, subject to obtaining the Required Company Shareholder Approval. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto and thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) Attached hereto as Section 3.4(a) of the Company Schedules are true, correct and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Group Companies for each of the years then ended (the “Audited Financials”); and

(ii) unaudited consolidated balance sheets of the Group Companies as of September 30, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Group Companies for the nine-month period then ended.

(b) The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments, none of which the Company reasonably believes are material, and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments and (iii) in the case of the Financial Statements described in clause (i) of Section 3.4(a), (A) were audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (B) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c) Except (i) as set forth on the Latest Balance Sheet (including the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for Liabilities disclosed in Section 3.4(c) of the Company Schedules, (v) for Liabilities that are not and would not be required to be set forth on a balance sheet prepared in accordance with GAAP, or (vi) for Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, no Group Company is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d) Each Group Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e) Other than as set forth on Section 3.4(e) of the Company Schedules, since December 31, 2018, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations. No Consent of any Governmental Entity is necessary in connection with the execution, delivery or performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be party bound, or the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, except for (a) compliance with and filings under the HSR Act, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement, (c) filing of the Certificates of Merger or (d) those the failure of which to obtain or make would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancelation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under (A) any Contract to which any Group Company is a party or by which it or its properties or assets are bound, (B) any Group Company Permits or (C) any Data Privacy and Security Requirement, (iii) violate, or constitute breach under, in each case, in any material respect, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.6 Permits. Each of the Group Companies has (and since December 31, 2017 had) all Permits necessary or required for the lawful conduct of their respective Business or necessary or required to own, lease or operate any of its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole (collectively, the “Group Company Permits”). Each Group Company Permit is valid and in full force and effect either pursuant to its terms or by operation of law and no written notice of (a) suspected, potential or actual material violation of any Group Company Permit with respect to the conduct of the business of any Group Company, or the ownership or operation of the business of any Group Company has been received by the Group Companies or (b) revocation, cancellation or termination of any Group Company Permit has been received by the Group Companies. Each Group Company is, and since December 31, 2017 has been, in compliance with the terms of all Group Company Permits held by such Group Company. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance with the terms of any Group Company Permit.

Section 3.7 Material Contracts.

(a)  Section 3.7(a) of the Company Schedules sets forth a list of all Contracts to which a Group Company is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (each Contract required to be set forth on Section 3.7(a) of the Company Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to (x) the components of Indebtedness of any of the Group Companies set forth in clauses (a) through (h), of the definition thereof or (y) indebtedness of any of the Group Companies under the First Lien Credit Agreement;

(ii) any Contract under which any Group Company is lessee or lessor of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;

(iii) any (A) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing or other similar Contract, (B) joint development, joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract or (C) Contract with a sale representative providing for commissions which resulted in greater than $250,000 of commissions in the 12 months ending December 31, 2020;

(iv) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Acquiror or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to operate the business or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit Acquiror or any of its Affiliates after the Closing;

(v) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $100,000 annually or (B) $200,000 over the term of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $200,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person in excess of $50,000;

(ix) any Contract required to be disclosed on Section 3.21 of the Company Schedules;

(x) any Contract (A) relating to the licensing of any Intellectual Property from a third party, other than licenses implied by the sale of a product or service or licenses for Off-the-Shelf Software, (B) relating to the ownership or development of any Intellectual Property (other than form Intellectual Property assignment agreements entered into with the applicable Group Companies’ employees in the ordinary course of business), (C) that is license or grants a covenant not to sue to a third party of Intellectual Property owned by any Group Company (excluding non-exclusive licenses granted in the ordinary course of business), or (D) requires the Company to escrow Software owned by any Group Company;

(xi) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $230,000, or (B) providing for any Change of Control Payments;

(xii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement in excess of $100,000, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Acquiror or any of its Affiliates after the Closing);

(xiii) any Contract with any Person (A) pursuant to which any Group Company (or Acquiror or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments in excess of $100,000, or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any Intellectual Property; and

(xiv) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $250,000 or (B) aggregate payments to or from any Group Company in excess of $2,500,000 over the term of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than 30 days’ prior written notice.

(b) Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Material Contract is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Material Contract, and, to the Company’s knowledge, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto. Except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, since December 31, 2018 through the date of this Agreement, no Group Company has received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of any Group Company thereunder. True, correct and complete copies of all Material Contracts as in effect as of the date of this Agreement have been made available to Acquiror.

Section 3.8 Rental Contracts; Customer Accounts. Each Customer Account (as defined below) is evidenced by a valid lease or rent-to-own Contract (collectively, “Rental Contract”), and to the Company’s knowledge, is the legal, valid and binding obligation of the customer named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). With respect to each Customer Account, (a) all customer payments received prior to the Closing Date have or will have been recorded on said customer’s payment history, (b) the associated Rental Contracts contain a (i) true, correct and complete description of the applicable customer payment plan, including any associated fees, charges, or other costs and including the total cost payable by the customer to the applicable Group Company and (ii) description of the underlying rental merchandise actually leased thereunder maintained by the Group Company in the ordinary course of business, and (c) none of the Group Companies has any knowledge that the underlying rental merchandise is located anywhere other than at the premises described in the associated Rental Contracts or in the applicable Group Company updated computer address records. All Rental Contracts and Customer Accounts were opened in accordance with criteria of the Group Companies and each complies with all applicable Laws in each jurisdiction in which a Group Company conducts Business, including but not limited to all consumer protection obligations related to disclosure, reinstatement rights, permissible fees and charges, debt collection, and prohibitions against unfair, deceptive, or abusive acts or practices. All such Customer Accounts (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any encumbrance, and the Company or a Subsidiary has complied in all material respects, and on the Closing Date will have complied with all Laws relating to such Customer Accounts. “Customer Accounts” means the aggregate outstanding balance (assuming all payments contemplated by the Rental Contract are made) under Rental Contracts payable to the Group Companies.

Section 3.9 Retail Partners and Vendors.

(a) Each Group Company’s relationship with each retailer (“Retail Partner”) is evidenced by a valid Contract (“Retail Partner Contract”). Each Retail Partner Contract constitute a legal, valid and binding obligation of the Retail Partner named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Retail Partner Contracts were entered into in accordance with customary standards and criteria of the Group Companies. None of the Group Companies has any material obligation or commitment to any Retail Partner other than as described in the associated Retail Partner Contract. Each Group Company has previously made available to Acquiror true, correct and complete copies of each written Retail Partner Contract with its Key Retail Partners currently in effect, and each form of written Retail Partner Contract currently used in new business of any Group Company. Section 3.9(a) of the Company Schedules contains a complete and accurate list of the top 10 Retail Partners of the Group Companies, on an invoice volume basis measured over the six-month period ended December 31, 2020 (the “Key Retail Partners”). No Retail Partner of any Group Company has a right to a refund of funds received by any Group Company pursuant to any warranty or return policy.

(b) Section 3.9(b) of the Company Schedules contains a complete and accurate list of top 10 vendors to the Group Companies, on the basis of amount paid measured over the 12-month period ended December 31, 2020 (the “Key Vendors”).

(c) None of the Group Companies has received any written or other notice, letter, complaint or other communication from any Key Vendor or any Key Retail Partners to the effect that it (i) has materially changed, modified, amended or reduced, or is reasonably likely to materially change, modify, amend or reduce, its business relationship with any Group Company in a manner that is materially adverse to any Group Company, or (ii) will fail to perform its material obligations under any Contract with any Group Company in any manner that is materially adverse to any Group Company.

Section 3.10 Absence of Changes. During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement,  no Company Material Adverse Effect has occurred, and  except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby,  each Group Company has conducted its business in the ordinary course and  no Group Company has taken any action that would require the consent of Acquiror if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b), in each case excluding any deviations from the ordinary course of business of any Group Companies due to COVID-19 Changes.

Section 3.11 Litigation. There is (and since December 31, 2017 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) any Group Company, (b) any of their respective properties or assets, (c) any of their respective managers, officers, directors or employees (in their capacities as such) (in each case of clause (a) through (c), seeking material non-monetary relief or involving an amount in controversy in excess of $200,000) or (d) any of the foregoing in such capacity in a criminal Proceeding. Neither the Group Companies nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. There are no material Proceedings by a Group Company pending, or which a Group Company has commenced preparations to initiate, against any other Person.

Section 3.12 Compliance with Applicable Law. Other than as set forth on Section 3.12 of the Company Schedules, each Group Company is (and since December 31, 2017 has been) in compliance in all material respects with all applicable Laws applicable to it or its business, operations or assets or properties. Other than as set forth on Section 3.12 of the Company Schedules, no Group Company has, since December 31, 2017 through the date hereof, received any notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation in any material respect, or a failure to comply in any material respect with, any applicable Laws, including Laws with respect to any Permits required for each Group Company to operate the Business in any jurisdiction. Since December 31, 2017, no Group Company has conducted any internal investigation with respect to any actual, potential or alleged violation of applicable Law by any of its Representatives, individual independent contractors or other service providers or concerning any actual or alleged fraud.

Section 3.13 Employee Plans.

(a) Section 3.13(a) of the Company Schedules sets forth a true, correct and complete list of each material Employee Benefit Plan. With respect to each Employee Benefit Plan, the Group Companies have provided Acquiror with correct and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, to the extent applicable: (i) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the plan and trust documents; and (iii) any non-routine correspondence with any Governmental Entity.

(b) No Group Company maintains, sponsors, contributes to or has any obligation to contribute to or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides and no Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service and no events have occurred or circumstances exist that would reasonably be expected to adversely affect such qualified status. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) There are no pending or, to the Company’s knowledge, threatened, material Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in compliance with its terms and with the applicable requirements of ERISA, the Code, and other applicable Laws. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that would reasonably be expected to result in material Company liability. With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and, to the extent not yet due, have been properly accrued in accordance with GAAP.

(e) Neither the execution and delivery of this Agreement and nor the consummation of the transactions contemplated by this Agreement could (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise in connection with the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) would, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained, in all material respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and no amount under any such Employee Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(h) The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

Section 3.14 Environmental Matters.

(a) The Group Companies are, and at all times since December 31, 2018 have been, operating in compliance in all respects with all Environmental Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b) No Group Company has received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, or liability arising under, any Environmental Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) There is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case, that has resulted or would result in Liability under Environmental Laws for any Group Company, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Schedules sets forth a true, correct and complete list of (i) all Company Registered Intellectual Property, and (ii) material unregistered Marks included in the Company Owned Intellectual Property. The Company Registered Intellectual Property is subsisting and, to the Company’s knowledge, valid and enforceable. A Group Company exclusively owns and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens and Liens securing obligations under the First Lien Credit Agreement).

(b) Each Group Company exclusively owns or has a valid and enforceable right to use all Intellectual Property that is used in or necessary for the operation of the Business, free and clear of all Liens (other than Permitted Liens and Liens securing obligations under the First Lien Credit Agreement) (together with the Company Owned Intellectual Property the “Business Intellectual Property”). The Business Intellectual Property will be owned by, licensed to or available for use by the Group Companies on terms and conditions identical to those immediately prior to the Closing.

(c) All Persons who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property for or on behalf of, or under the supervision of, any Group Company have executed and delivered to the Group Company a valid and enforceable written contract providing for (i) the maintenance, protection and non-disclosure by such Person of all Trade Secrets of all Group Companies and (ii) the assignment by such Person (by way of a present grant of assignment) to a Group Company, all Intellectual Property authored, invented, created, improved, modified or developed by such Person in the course of their employment or other engagement with such Group Company. Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any material Trade Secrets owned or used by each Group Company. Without limiting the foregoing, no Group Company has disclosed any such Trade Secrets to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction, and disclosure. To the Company’s knowledge, no Person is in breach of any contract referenced in this Section.

(d) None of the Group Companies, nor any of the Company Products infringes, misappropriates, or violates, or has since December 31, 2018, infringed, misappropriated or violated any Intellectual Property of any other Person, in any material respect. There is not, and there has not been since December 31, 2018, any Proceeding or other claim pending or threatened in writing by or against any Group Company with respect to any Intellectual Property, Data Security Requirement, Security Incident, or Personal Data. To the Company’s knowledge, no Person is infringing, misappropriating, or violating any Company Owned Intellectual Property.

(e) The Group Companies possess all source code and other documentation and materials necessary or useful to compile and operate the Company Products and no Group Company has disclosed, delivered, licensed or otherwise made available, and no Group Company has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Products or otherwise included in the Company Owned Intellectual Property to any Person. No event has occurred, and no circumstance or condition exists, that will result in the delivery, license, or disclosure of any such source code to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(f) The Group Companies do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (ii) in a manner that would require any Group Company to disclose or distribute any source code to any of the Company Products or otherwise included in the Company Owned Intellectual Property, to license or provide any such source code for the purpose of making derivative works, or to make available for redistribution to any Person any such source code at no or minimal charge.

Section 3.16 Labor Matters.

(a) Since December 31, 2018, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages, salaries, premiums, commissions, bonuses, fees or other compensation for services, or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries, and other payments to employees or independent contractors or other service providers of each Group Company, except has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b) Since December 31, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement. No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Group Company has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related Liability with respect to COVID-19.

(c) There are no material Proceedings pending or, to the Company’s knowledge, threatened by or on behalf of any current or former director, manager, officer, employee, individual independent contractor or other service providers or government or administrative authority, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. No Group Company is bound by any material consent decree with, or citation by, any Governmental Entity relating to any employment practices.

(d) The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of each Group Company that, if known to the public, would bring the Group Companies into material disrepute.

(e) Since December 31, 2018, (i) the Group Companies have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, and (ii) no Group Company has been a party to or bound by any collective bargaining agreements or other Contracts with any labor organization, works council, labor union or other employee representative (collectively, “CBA”). Since December 31, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(f) To the Company’s knowledge, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company.

Section 3.17 Insurance. All material insurance policies of any Group Company (including fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by any Group Company) are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid in full as of the date hereof, and no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company is in material breach or default under the terms of any such insurance policy (including any such breach or default with respect to the giving of notice of claims) and, to the Company’s knowledge, no event has occurred which (with or without notice or the lapse of time or both) would constitute a material breach or material default except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No written notice of pending material premium increase, cancelation, termination or non-renewal has been received by any Group Company with respect to any such policy except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company has a self-insurance or co-insurance program.

Section 3.18 Tax Matters.

(a) Each Group Company has prepared and timely filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and each Group Company has timely paid all income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third-party.

(c) No Group Company is currently the subject of an income or other material Tax audit, examination, claim, proceeding, or investigation with respect to Taxes (a “Tax Proceeding”), and no income or other material Tax Proceeding with respect to any Group Company is pending or has been threatened in writing. No Group Company has been informed in writing of any deficiency, proposed adjustment or assessment, in each case with respect to income or other material amounts of Taxes, that has not been fully paid or finally resolved.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(h) In the past three years, no Group Company (or any predecessor thereof) distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i) No Group Company (i) has been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is or was the Company) or (ii) has any Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn. No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than customary commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes), and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)  The unpaid Taxes of the Group Companies (i) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the Closing Date, exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies.

(m) No Group Company is, or at any time has been, a “passive foreign investment company” within the meaning of Section 1297 of the Code. No Group Company is, or has been at any time in the last five (5) years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) Each of the Company and Katapult Group, Inc. is, and has been at all times since its formation, properly classified as a domestic corporation for U.S. federal and applicable state and local income Tax purposes, and each other Group Company is, and has been at all times since its formation, properly classified as a domestic disregarded entity for U.S. federal and applicable state and local income Tax purposes.9

(o) No Group Company has filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(p) Each Group Company has (i) properly complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) to the extent applicable, properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not sought (nor has any Affiliate that would be aggregated with any Group Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act except as contemplated by Section 3.18(p)(i).

(q) No Group Company will be required to include any material amount in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) any intercompany transaction or excess loss account existing prior to the Closing, in each case described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. Law), (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (vi) an election (including a protective election) pursuant to Code Section 108(i) (or any corresponding or similar provision of state, local or non-U.S. Tax Law). No Group Company will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

Section 3.19 Brokers. Section 3.19 of the Company Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Group Company or their respective Affiliates, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.

Section 3.20 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.20(b) of the Company Schedules sets forth a true, correct and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the assets and properties of the Group Companies reflected in the Latest Balance Sheet or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business or as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The tangible assets and properties of the Group Companies are in good operating condition in all respects (normal wear and tear excepted) and are fit, in all respects, for use in the ordinary course of business, and no uninsurable damage has, since the date of the Latest Balance Sheet, occurred with respect to such assets and properties, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.21 Transactions with Affiliates. Section 3.21 of the Company Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any (x) officer, director of or direct or indirect equityholder of any Group Company or (y) any immediate family member of the foregoing Persons (provided that in the case of this clause (y), if an equityholder is not an officer or director of a Group Company, only if such equityholder is the direct or beneficial owner of more than 5% of the outstanding equity of a Group Company), on the other hand (the Persons identified in this clause (b), “Pre-Closing Holder Related Parties”), other than (i) Contracts with respect to a Pre-Closing Holder Related Party’s employment or services with (including benefit plans and other ordinary course compensation from) any of the Group Companies, (ii) any Ancillary Document and (iii) Contracts entered into after the date hereof that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Pre-Closing Holder Related Party since December 31, 2018 has been a party to any transaction with any Group Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No Pre-Closing Holder Related Party (A) owns any interest in any asset used in the Business or in any competitor of the Business, or (B) owes any amount to, or is owed any amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date hereof that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.21 are referred to herein as “Pre-Closing Holder Related Party Transactions.”

Section 3.22 Data Privacy and Security Requirements and Information Technology.

(a) Other than as set forth on Section 3.22(a) of the Company Schedules, the Group Companies are and have been in compliance with all Data Security Requirements in all material respects. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in a breach or violation of, or constitute a default under, any Data Privacy and Security Requirement in any material respect. Except as (i) set forth in Section 3.22 of the Company Schedules and (ii) would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there have been no Security Incidents with respect to any Company IT Systems, Business Data, or Company Products. The Group Companies have not received any written notices or complaints from any Person or been the subject of any claim, proceeding or investigations (including investigations by any Governmental Entity).

(b) The Group Companies have implemented and maintain adequate security, disaster recovery and business continuity plans, procedures and facilities. The Group Companies use commercially reasonable efforts to protect the confidentiality, integrity and security of the Company IT Systems used in the operation of their business from any unauthorized use, access, interruption or modification, and in the last 12 months, there has not been any material failure with respect to any of the Company IT Systems that has not been remedied or replaced in all material respects. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Company IT Systems (i) are sufficient for the immediate and currently anticipated future needs of the Group Companies, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all Software as necessary for the operation of the business. The Company IT Systems and Company Products do not contain any unauthorized feature (including any worm, bomb, Trojan Horse, backdoor, clock, timer or other disabling device, code, design or routine, collectively, “Malicious Code”) or defects, technical concerns or problems that would cause any Company IT System or Company Product to be erased, inoperable or otherwise incapable of being used, or any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware, either automatically, with the passage of time or upon command, or otherwise that would prevent the Company’s IT Systems and Company Products from performing substantially in accordance with their user specifications or functionality descriptions.

Section 3.23 Compliance with International Trade and Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies is or has been, since December 31, 2015, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) – (iii) or any country or territory which is or has, since December 31, 2015, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); or (v) otherwise in violation of Sanctions and Export Control Laws.

(b)  Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c) To the Company’s knowledge, there are no Proceedings, filings, Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws or Sanctions and Export Control Laws by the Group Companies or any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies, and, to the Company’s knowledge, no such Proceedings, filings, Orders, inquiries or governmental investigations have been threatened or are pending and there are no circumstances likely to give rise to any such Proceedings, filings, Orders, inquiries or governmental investigations.

Section 3.24 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, any Group Company specifically for inclusion or incorporation by reference (a) prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Acquiror Holders or at the time of the Acquiror Shareholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.

Section 3.25 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Acquiror Parties and (ii) it has been furnished with or given access to such documents and information about the Acquiror Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Acquiror Parties or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Acquiror Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.26 First Lien Credit Agreement. Immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents, there will be no “Default”, “Event of Default”, “Advance Rate Trigger Event” or similar event that has occurred and is continuing with respect to the First Lien Credit Agreement (as such terms defined therein).

Section 3.27 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Acquiror Parties or any of their respective Representatives of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly set forth in this Article 3 or the Ancillary Documents, neither the Company nor any other Person makes, and the Company expressly disclaims (on his, her or its behalf and on behalf of his, her or its respective Representatives), any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of Company Shares or businesses or assets of any of the Group Companies, and the Company specifically disclaims (on its behalf, on the Group Companies’ behalf and on behalf of its respective Representatives), any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to their assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and each of the Acquiror Parties shall rely solely on its own examination and investigation thereof and the representations and warranties expressly set forth in this Article 3 and the Ancillary Documents.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIROR PARTIES

Except as set forth in (a) the Acquiror Schedules (but subject to the terms of Section 8.8) or (b) any Acquiror SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each of the Acquiror Parties hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the First Effective Time, as follows:

Section 4.1 Organization and Qualification. Each Acquiror Party is a corporation, limited liability company or other business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not reasonably be expected to be, individually or in the aggregate, material to the Acquiror Parties, taken as a whole.

Section 4.2 Authority. Each Acquiror Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which such Acquiror Party is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Acquiror Shareholder Approval, the Merger Sub 1 Sole Stockholder Approval, the Merger Sub 2 Sole Member Approval, the execution and delivery of this Agreement, the Ancillary Documents to which such Acquiror Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such Acquiror Party. This Agreement has been and each Ancillary Document to which such Acquiror Party is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by such Acquiror Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Acquiror Party (assuming this Agreement has been and the Ancillary Documents to which such Acquiror Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Acquiror Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties set forth in Section 3.5 (and assuming all Consents referred to in such Sections (or required to be disclosed in the corresponding sections of the Company Schedules) are made or obtained), no Consent of any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Documents to which such Acquiror Party is or will be a party to or bound by, or the consummation by such Acquiror Party of the transactions contemplated by this Agreement or the Ancillary Documents, except for (a) compliance with and filings under the HSR Act, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement, (c) such filings with and approval of Nasdaq to permit the Acquiror Common Shares to be issued in connection with the transactions contemplated by this Agreement and the Ancillary Documents to be listed on the Nasdaq, (d) filing of the Certificates of Merger and the Acquiror Charter, (e) the filings, notices or other actions contemplated by Section 5.15 or (f) those the failure of which to obtain or make would not reasonably be expected to be, individually or in the aggregate, material to the Acquiror Parties, taken as a whole. Neither the execution, delivery or performance by such Acquiror Party of this Agreement nor the Ancillary Documents to which such Acquiror Party is or will be a party nor the consummation by such Acquiror Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of the Governing Documents of such Acquiror Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancelation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under, any Contract to which such Acquiror Party is a party or by which any such Acquiror Party or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Acquiror Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of such Acquiror Party, except in the case of clauses (ii) though (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Acquiror Parties, taken as a whole.

Section 4.4 Brokers. Section 4.4 of the Acquiror Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Acquiror Parties or any of their respective Affiliates for which any Group Company may become liable, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, any Acquiror Party specifically for inclusion or incorporation by reference (a) prior to the Closing in the in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Acquiror Holders or at the time of the Acquiror Shareholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.

Section 4.6 Capitalization of the Acquiror Parties.

(a) Section 4.6(a) of the Acquiror Schedules sets forth as of the date of this Agreement a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Acquiror Shares and Acquiror Warrants. All outstanding Acquiror Shares and Acquiror Warrants have been duly authorized and validly issued and are fully paid and non-assessable. All outstanding Equity Securities (i) were not issued in violation of the Governing Documents of Acquiror and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Law or under the Governing Documents of Acquiror) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(b) Except for the Equity Securities set forth on Section 4.6(a) of the Acquiror Schedules or as is set forth in Acquiror’s Governing Documents, as of the date of this Agreement, Acquiror has no outstanding (x) convertible debt, equity appreciation, phantom equity, or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Acquiror to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Acquiror.

Section 4.7 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Acquiror SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Acquiror SEC Reports”). Each of the Acquiror SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional Acquiror SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Acquiror SEC Reports or the Additional Acquiror SEC Reports (for purposes of the Additional Acquiror SEC Reports, assuming that the representation and warranty set forth in Section 3.24 is true and correct in all respects with respect to all information supplied by or on behalf of each Group Company specifically for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Reports. The Acquiror SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any Acquiror SEC Report has been superseded by a later timely filed Acquiror SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (for purposes of the Additional SEC Reports, assuming that the representation and warranty set forth in Section 3.24 is true and correct in all respects with respect to all information supplied by or on behalf of each Group Company specifically for inclusion or incorporation by reference therein).

Section 4.8 Trust Account. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Account Agreement, dated October 31, 2019, by and between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect or, to Acquiror’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) Pre-Closing Acquiror Holders who shall have elected to redeem their Acquiror Class A Shares pursuant to the Governing Documents of Acquiror or (iii) if Acquiror fails to complete a business combination as set forth in the Governing Documents of Acquiror within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Acquiror (in limited amounts to permit Acquiror to pay the expenses of the Trust Account’s liquidation and dissolution and winding up of Acquiror) and then the Pre-Closing Acquiror Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Acquiror and the Trust Agreement.

Section 4.9 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to Acquiror’s knowledge, threatened against or involving (a) any Acquiror Party, (b) any of its respective properties or assets, or (c) any of its respective managers, officers, directors or employees (in their capacities as such), except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquiror Parties, taken as a whole. No Acquiror Party is subject to any outstanding Order that is, or would reasonably be expected to be, individually or in the aggregate, material to the Acquiror Parties, taken as a whole.

Section 4.10 Compliance with Applicable Law. Each Acquiror Party is (and since its incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquiror Parties, taken as a whole.

Section 4.11 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP and (ii) Acquiror has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and principal financial officer by others within Acquiror.

(b) Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) As of the date of this Agreement, Acquiror is in compliance in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister Acquiror Class A Shares or prohibit or terminate the listing of Acquiror Class A Shares on Nasdaq. Acquiror has not taken any action that is designed to terminate the registration of Acquiror Class A Shares under the Exchange Act.

(d) The Acquiror SEC Reports contain true, correct, and complete copies of the applicable Acquiror Financial Statements. The Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Acquiror Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Since its initial public offering, Acquiror has not received any written notification of any (a) “significant deficiency” in the internal controls over financial reporting of Acquiror, (b) “material weakness” in the internal controls over financial reporting of Acquiror or (c) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

Section 4.12 No Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 4.12 of the Acquiror Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the Acquiror Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (e) either permitted to be incurred pursuant to Section 5.14 or incurred in accordance with Section 5.14 or (f) that are not and would not reasonably be expected to be, individually or in the aggregate, material to Acquiror, Acquiror has no Liabilities.

Section 4.13 Tax Matters.

(a) Acquiror has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and Acquiror has paid all income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.

(b) Acquiror is not currently the subject of an income or other material Tax Proceeding, and no income or other material Tax Proceeding with respect to Acquiror is pending or has been threatened in writing. Acquiror has not been informed in writing of any deficiency, proposed adjustment or assessment, in each case with respect to income or other material amounts of Taxes, that has not been fully paid or finally resolved.

(c) Acquiror is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(d) Acquiror (i) has not been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is Acquiror) and (ii) does not have any Liability for the Taxes of any Person (other than itself) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

Section 4.14 Investigation; No Other Representations.

(a) Such Acquiror Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, such Acquiror Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and the Ancillary Documents to which it is or will be a party or a beneficiary of any representations and warranties and no other representations or warranties of the Company or any other Person, either express or implied, and such Acquiror Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party or a beneficiary or any representations and warranties, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.15 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly set forth in this Article 4 and the Ancillary Documents, none of the Acquiror Parties nor any other Person makes, and each Acquiror Party expressly disclaims, any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Equity Securities or businesses or assets of any of the Acquiror Parties, and each Acquiror Party specifically disclaims (on its behalf, on the Acquiror Parties’ behalf and on behalf of its respective Representatives), any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to their assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and each of the Group Companies shall rely solely on its own examination and investigation thereof and the representations and warranties expressly set forth in this Article 4 and the Ancillary Documents.

Article 5
COVENANTS

Section 5.1 Conduct of Business of the Group Companies.

(a) Except as (i) expressly required by this Agreement or any Ancillary Document, (ii) as required by applicable Law, (iii) as set forth on Section 5.1(a) of the Company Schedules, as (iv) consented to in writing by Acquiror (not to be unreasonably withheld, conditioned or delayed) or (v) as required to comply with COVID-19 Measures (in the case of clause (v) of this Section 5.1(a), only to the extent reasonable and prudent in light of the business of the Group Companies and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures, operate the business of the Group Companies in the ordinary course of business, collectively the “COVID-19 Changes”), from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to (A) operate the business of the Group Companies in the ordinary course of business and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Group Companies.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly required by this Agreement, as required by applicable Law, as set forth on Section 5.1(a) of the Company Schedules or as consented to in writing by Acquiror (such consent, other than in the case of Section 5.1(b)(i), (ii), (iii), (v), (xii), (xv), (xvii), and (xix) to the extent related to the immediately foregoing matters, not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Group Company’s Equity Securities or repurchase, redeem, or otherwise acquire, any outstanding Equity Securities of any Group Company, other than (A) any redemptions of outstanding Equity Securities of any Group Company held by an employee thereof in connection with his or her termination of employment, but solely to the extent such redemption is contemplated pursuant to the terms of such individual’s employment agreement or award agreement(s) issued under a Company Equity Plan, (B) the withholding of Equity Securities to satisfy applicable tax withholding requirements upon the exercise or vesting of any equity-based compensation award, or (C) dividends or distributions, declared, set aside, made or paid by any of the Company’s wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Group Company’s Governing Documents, or the Company Shareholder Agreements;

(iv) (A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties of the Group Companies (including any Business Intellectual Property), other than non-exclusive licenses granted to customers to use a Company Product in the ordinary course of business, or inventory or obsolete equipment in the ordinary course of business, (B) create, subject or incur any Lien on any material assets or properties of the Group Companies (other than Permitted Liens or pursuant to the First Lien Credit Agreement) or (C) disclose any source code of the Group Companies;

(v)  (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien (other than Liens securing obligations under the First Lien Credit Agreement), (1) any Equity Securities of any Group Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company or (B) adjust, split, combine or reclassify any Equity Securities of any Group Company or other rights exercisable therefor or convertible into;

(vi) incur, create or assume any Indebtedness for borrowed money, except pursuant to the facilities set forth in Section 5.1(b)(vi) of the Company Schedules;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii) (A) enter into, amend, modify, extend, renew or terminate any Material Contract or any Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract or any Real Property Lease pursuant to its terms), other than (i) entry into amendments, modifications, extensions, renewals or termination in the ordinary course of business (except for any entry into amendments, modifications, extensions, renewals or termination of a Material Contract under Section 3.7(a)(iv) or Section 3.7(a)(xii) other than the First Lien Credit Agreement or the other Loan Documents (as defined therein)), and (ii) amendments to the First Lien Credit Agreement or the other Loan Documents (as defined therein) or any other Contract evidencing or governing Indebtedness of the Company that are necessary to permit the Merger and/or the other transactions contemplated by this Agreement, amendments to the First Lien Credit Agreement or the other Loan Documents (as defined therein) increasing the Revolving Loan Commitments by an additional amount of up to $200,000 (as defined therein), amendments to the First Lien Credit Agreement or any other Contract evidencing or governing Indebtedness of the Company related to the cessation of LIBOR as the benchmark interest rate thereunder and any other amendments and waivers to the First Lien Credit Agreement or the other Loan Documents (as defined therein) or any other Contract evidencing or governing Indebtedness of the Company that loosen covenants, narrow the scope of representations and warranties to be made by the Company thereunder or the other Loan Documents (as defined therein), increase the grace periods for events of default and otherwise narrow the scope of the events of default thereunder and release property from the security interest in favor of the agent under the First Lien Credit Agreement or under the other Loan Documents (as defined therein), or (B) waive any material benefit or right under any Material Contract or Real Property Lease;

(ix) except as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.13(a) of the Company Schedules, (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Group Company or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase or decrease, or agree to increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) hire, engage or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies whose annual base compensation exceeds or would exceed $200,000, (E) except as required by Law, with respect to a Group Company or any employees of the any Group Company, amend, modify, negotiate, adopt, enter into, extend, renew or terminate any CBA or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of a Group Company, (F) except as required by Law, recognize or certify any labor organization, works council, labor union or group of employees of any Group Company as the bargaining representative for any employees of a Group Company, (G) with respect to a Group Company or any employees of the Group Companies, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate WARN, or (H) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(x) make, change or revoke any material election concerning Taxes, adopt or change any accounting method concerning Taxes, change any Tax accounting period, materially amend any material Tax Return, enter into any material Tax closing agreement, settle or surrender any material Tax Proceeding, fail to pay any material Tax when due (including any material estimated Tax payments), claim any Tax credits under Section 2301 of the CARES Act, surrender any claim for a refund of a material amount of Taxes, waive or extend the statute of limitations in respect of any material amount of Taxes, prepare any material Tax Return in a manner inconsistent in any material respect with the past practices of the Group Companies, or defer any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-22, or any other provision of the CARES Act except as contemplated by Section 3.18(p)(i);

(xi) [Reserved]

(xii) change any member of the Group Companies’ methods of accounting or accounting practices, except as required by GAAP;

(xiii) (A) enter into any settlement, conciliation or similar Contract, in each case, in respect of a Proceeding, (1) the performance of which involves or could reasonably involve at any point in the future the payment by the Group Companies (or Acquiror or any of its Affiliates after the Closing) in excess of $200,000 in the aggregate (in each case with respect to any Proceeding, determined net of any insurance coverage in respect of such Proceeding), (2) that imposes, or could reasonably impose at any point in the future, any non-monetary obligations (including injunctive relief) on any Group Company (or Acquiror or any of its Affiliates after the Closing), (3) that involves any criminal misconduct or any admission or wrongdoing or other misconduct by any Group Company (or Acquiror or any of its Affiliates after the Closing) or (4) that is brought by or on behalf of any Pre-Closing Holder, or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration (except in the ordinary course of business);

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Group Companies;

(xv) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by Section 5.12) any Pre-Closing Holder Related Party Transactions;

(xvi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xvii) enter into, conduct, engage in or otherwise operate any new line of business, change its operating policies in any material respect or discontinue or make any material change to the business of the Group Companies, taken as a whole;

(xviii) (A) change in any material respect any cash management practices and policies or practices regarding the collection of accounts receivable, the payment of accounts payable, establishment of reserves for uncollectible accounts or otherwise seek to generate revenue outside the ordinary course of business, (B) accelerate the collection of accounts receivables or defer any accounts payable, in each case other than in the ordinary course of business, (C) change, modify, or write-off as uncollectible any notes or accounts receivable of the Group Companies, except write-offs in the ordinary course of business, or (D) take any other action outside the ordinary course of business with respect to the working capital of the Group Companies;

(xix) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall (i) give Acquiror, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (ii) prevent the Group Companies from drawing advances under the revolving commitment of the First Lien Credit Agreement or (iii) prohibit any amendment to the Fourth Amended and Restated Certificate of Incorporation of the Company contemplated by the last sentence of Section 2.2(g). Notwithstanding anything to the contrary contained in Section 5.1(a), nothing shall prevent the Company or any of its Subsidiaries from taking or failing to take any reasonable action, including the establishment of any policy, procedure or protocol, in each case, in response to COVID-19 or any COVID-19 Measure, and such action or inaction shall not be deemed to violate or breach this Section 5.1(a) in any way, be deemed to constitute an action taken outside of the ordinary course of business (other than in respect of Taxes) or serve as a basis for Acquiror to terminate this Agreement pursuant to Section 7.1(b) for a breach of this Section 5.1(a) or assert that the condition set forth in Section 6.2(b) has not been satisfied due to a breach of this Section 5.1(a).

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party to upon the execution thereof, the execution and delivery of such Ancillary Document). Notwithstanding the foregoing, each Party shall use reasonable best efforts to obtain Consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(b) Each Party shall (i) make, or cause to be made, an appropriate filing or take, or cause to be taken, any required actions, as applicable, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten Business Days) after the date of this Agreement, (ii) request for early termination of the waiting period thereunder and (iii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. The Company shall pay all filing fees relating to filings under the HSR Act concerning the transaction contemplated hereby. Each Party shall promptly inform the other Parties of any communication between such Party and any Governmental Entity regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Acquiror and the Company. Acquiror agrees to take all actions that are required by any Governmental Entity in connection with the filing pursuant to the HSR Act to expeditiously consummate the transactions contemplated by this Agreement, including to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements, provided that any such action: (x) is conditioned upon the consummation of the transactions contemplated by this Agreement and (y) does not require Acquiror to agree to take, any action if such action would have, or would be reasonably expected to have, a Company Material Adverse Effect.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Acquiror Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Acquiror Party) or Acquiror and its counsel (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(d) In furtherance of, and without limiting the Parties’ obligations pursuant to, Section 5.2(a), the Company shall use commercially reasonable efforts to obtain, prior to the Closing, written consents, in form and substance reasonably acceptable to Acquiror, from each of the counterparties to the agreements set forth on Section 5.2(d) of the Company Schedules; provided that nothing herein shall require a Party or any of its respective Affiliates to expend money, commence any Proceeding or offer or grant any accommodation (financial or otherwise) to any third party. All costs incurred in connection with obtaining such consents shall be borne by the Company.

(e) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 5.3 Access to Information. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall provide, or cause to be provided, to Acquiror and its Representatives during normal business hours reasonable access to all of the employees, properties, Contracts, and books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies); provided that such access may be limited by the Group Companies in response to COVID-19 Changes to the extent reasonably necessary (a) to protect the health and safety of such Group Companies managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners or (b) in order to comply with any applicable COVID-19 Measures (provided that, in case of each of (a) and (b), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to provide (i) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed, including through remote communication) or (ii) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). All of such information shall be treated as “Confidential Information” (or the applicable equivalent term) pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3 or either Confidentiality Agreement conflicts with any other covenant or agreement contained herein that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict. The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.9 and Section 5.10, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and Acquiror, prior to the Closing or, after the Closing, Acquiror; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case, prior to the Closing, the disclosing Party shall, to the extent permitted by applicable Law, first allow the Company, if the disclosing party is an Acquiror Party, or Acquiror, if the disclosing Party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor, Acquiror and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor (including in connection with the PIPE Financing) or in connection with normal fund raising or related marketing or informational or reporting activities. Furthermore, between the date of this Agreement and the Closing Date, the Company shall not, and each shall cause its Subsidiaries not to, make any broad-based announcements or disclosures regarding the transactions contemplated hereby or any Ancillary Document to any of their respective employees, customers, suppliers or other business relationships without the prior written consent of Acquiror (not to be unreasonably withheld, delayed or conditioned).

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments (if any) in good faith. The Company, Acquiror and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as reasonably practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

(c) Without limiting the foregoing, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company and Holder Representative shall maintain, and shall cause their Affiliates who are in possession of any material non-public information, written or oral, it or they may have to the extent regarding Acquiror or any of its Affiliates, including this Agreement and its terms and conditions (“Acquiror Confidential Information”), to maintain such Acquiror Confidential Information, in confidence, and such information shall not be disclosed or used by the Company, Holder Representative or its Affiliates for any purpose without Acquiror’s prior written consent, unless such information is (i) otherwise publicly available through no breach by the Company, Holder Representative or its Affiliates of this Section 5.4(c), (ii) required to be disclosed by applicable Law, in which case the disclosing Party shall, to the extent permitted by applicable Law, notify Acquiror in advance of such disclosure or (iii) disclosed or used in connection with any Proceeding to enforce the rights of the Company, Holder Representative or their respective Affiliates under this Agreement or any Ancillary Document.

Section 5.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Acquiror agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Group Company, as provided in a Group Company’s Governing Documents or otherwise in effect as of the date of this Agreement and set forth on Section 5.5(a) of the Company Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years, and (ii) the Group Companies will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, the Group Companies shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of any Group Company (the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of any Group Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Neither Acquiror nor any Group Company shall have any obligation under this Section 5.5 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall cause the Group Companies to purchase, at or prior to the Closing, and Acquiror shall cause the Group Companies to maintain in effect for a period of six years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of the those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Closing (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Group Companies shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Group Companies shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If Acquiror, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquiror or such Group Company shall assume all of the obligations set forth in this Section 5.5.

(e) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.5 are intended to be third party beneficiaries of this Section 5.5. This Section 5.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror and the Group Companies.

Section 5.6 Tax Matters.

(a) Tax Treatment.

(i) For U.S. federal income Tax purposes, each of the Parties agrees to (A) file all Tax Returns consistent with, and take no position in any Tax Proceeding inconsistent with, the Intended Tax Treatment and (B) adopt this Agreement as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), in the case of each of clauses (A) and (B), solely to the extent the Mergers so qualify as a “reorganization” under Section 368(a) of the Code under applicable U.S. federal income Tax Law and except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(ii) Notwithstanding anything in this Agreement or any Ancillary Document to the contrary, Acquiror and its Affiliates, representatives, and advisors shall not be required to provide a Tax opinion.

(iii) Notwithstanding anything to the contrary herein, at the reasonable request of Acquiror or the Company after the date of this Agreement but prior to the time at which the Registration Statement/ Proxy Statement is first filed with the SEC, the Parties shall use commercially reasonable efforts to (A) implement a series of transactions intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code of the Company prior to the Mergers, wherein the Company becomes a wholly-owned Subsidiary of a newly formed holding corporation (“Newco”) and the Company is converted into a limited liability company and (B) restructure the transactions contemplated hereby such that Newco engages in the Mergers, rather than the Company.

(b) FIRPTA Certificate. Acquiror hereby requests, and the Company shall deliver to Acquiror prior to the Closing, (i) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and signed by an executive officer of the Company, certifying that the equity interests in the Company are not “United States real property interests” (as defined in Section 897(c)(1) of the Code), (ii) a copy of the notification to be provided to the IRS regarding such certificate, in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), and (iii) a duly executed IRS Form W-9 from the Company.

(c) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax Proceeding, relating to the matters contemplated by this Section 5.6. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.7 Financing.

(a) Acquiror shall use its reasonable best efforts to obtain the PIPE Financing (and the Company shall reasonably cooperate with Acquiror in connection thereto) on a timely basis on the terms and conditions described in the Subscription Agreements, including using its reasonable best efforts to (i) comply with its respective obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Acquiror set forth in the applicable Subscription Agreements within its control, and (iv) consummate the PIPE Financing when required pursuant to this Agreement. Acquiror shall give the Company prompt written notice upon having actual knowledge of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements. Other than as set forth in this Section 5.7(a) or Section 5.7(b), Acquiror shall not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding set forth in the Subscription Agreements or any other provision of, or remedies under, the Subscription Agreements (except as otherwise permitted hereunder), in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of adversely affecting in any respect the ability of Acquiror to timely consummate the transactions contemplated by this Agreement, including by reducing the aggregate amount of the PIPE Financing Amount contemplated in the Subscription Agreements such that the Available Distributable Cash would not be sufficient to satisfy the condition set forth in Section 6.3(e).

(b) If all or any portion of the PIPE Financing becomes unavailable, (i) Acquiror shall promptly use its reasonable best efforts to promptly obtain the PIPE Financing or such portion of the PIPE Financing from alternative sources in an amount, when added to any portion of the PIPE Financing that is available, equal to the PIPE Financing Amount (any alternative source(s) of financing, “Alternative PIPE Financing”) and (ii) in the event that Acquiror is able to obtain any Alternative PIPE Financing, Acquiror shall use its reasonable best efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Acquiror Class A Shares containing terms and conditions not materially less favorable from the standpoint of Acquiror and the Affiliates of an Acquiror Party thereto than those in the Subscription Agreements entered into as of the date of this Agreement (as determined in the reasonable good faith judgment of Acquiror). In such event, the term “PIPE Financing” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Acquiror Class A Shares under any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Financing or Alternative PIPE Financing becomes unavailable, Acquiror may utilize deposits, proceeds or any other amounts from the Trust Account and, to the extent reasonably acceptable to the Company, any additional third party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Cash Condition).

Section 5.8 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives and the Group Companies not to (i) accept, initiate, respond to, encourage, entertain, solicit, discuss, negotiate, provide information with respect to any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases the Company or any of its Affiliates or all or a material portion of the assets, Equity Securities or businesses of the Company or any of its Subsidiaries (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise (each such transaction prohibited by this sentence, an “Acquisition Proposal,” provided that, for the avoidance of doubt, neither this Agreement, nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Acquisition Proposal” for the purposes of this Section 5.8(a) or otherwise); (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any Contract regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 5.8(a) or further an Acquisition Proposal; provided, further that, notwithstanding anything to the contrary in the foregoing, in no event shall an Acquisition Proposal include any transfer of Company Shares to any party to a Support Agreement or an Affiliate of any party to a Support Agreement to the extent that such Company Shares become subject to the obligations under such Support Agreement. The Company agrees to (A) notify Acquiror promptly upon receipt (and in any event within 48 hours after receipt) of any Acquisition Proposal of it, any other Group Company or any other Person of which they are aware, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep Acquiror fully informed on a current basis of any modifications to such offer or information and (C) not (and shall cause its Subsidiaries and their respective Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Acquiror and its Representatives) that may be ongoing with respect to an Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Company shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal in any agreement to which it or any Pre-Closing Holder is a party, and shall promptly following the date of this Agreement send a written request (email being sufficient) to any Person to whom the Company or any of its Representatives provided confidential information of a Group Company in connection with an Acquisition Proposal, which written request shall instruct such Person to return or confirm (in writing) destruction of all such confidential information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Acquiror Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly, (i) commence, accept, initiate, respond to, encourage, entertain, solicit, discuss, negotiate, provide information with respect to any offers for, or (ii) issue or execute an indication of interest, memorandum of understanding, a letter of intent, or any other similar agreement with respect to, any transaction or series of related transactions under which Acquiror or any of its Subsidiaries acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any person(s) (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), other than any such transaction(s) with the Company contemplated by this Agreement and the Ancillary Documents. Notwithstanding anything to the contrary in this Section 5.8(b), this Section 5.8(b) shall not restrict any Representatives of the Acquiror Parties with respect to any discussions or other actions with respect to any investment vehicle now or hereafter existing (other than Acquiror), or any anticipated future investment vehicle.

Section 5.9 Preparation of Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, Acquiror shall, with the assistance of the Company pursuant to this Section 5.9, prepare and, following delivery of the PCAOB Financials to Acquiror pursuant to Section 5.17(a), file with the SEC the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be used for the purpose of soliciting proxies from the Pre-Closing Acquiror Holders at the Acquiror Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Acquiror’s Governing Documents and applicable Law) in which Acquiror shall (i) provide the Pre-Closing Acquiror Holders with the opportunity to redeem the Acquiror Class A Shares pursuant to an Acquiror Shareholder Redemption, (ii) solicit proxies from the Pre-Closing Acquiror Holders at the Acquiror Shareholders Meeting in favor of the Transaction Proposals, (iii) register under the Securities Act the Acquiror Common Shares to be issued in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (iv) file with the SEC financial and other information about the transactions contemplated by this Agreement and the Ancillary Documents, each in accordance with and as required by Acquiror’s Governing Documents and applicable Law. The Registration Statement / Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company shall pay all SEC fees associated with the filing of the Registration Statement / Proxy Statement.

(b) The Company and its counsel shall be given a reasonable opportunity to review and comment on both preliminary and final Registration Statement / Proxy Statement and any amendment or supplement thereto prior to its filing with the SEC (to which comments reasonable and good faith consideration shall be given by Acquiror). Acquiror shall not file any such documents with the SEC (including in response to any comments from the SEC with respect thereto) without the prior written consent (email being sufficient) of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror shall use its reasonable best efforts to: (i) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC, (ii) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement and, (iii) with the assistance of the other Parties hereto, promptly respond to any comments, requests to amend or requests for additional information with respect to the Registration Statement / Proxy Statement by the SEC. Each of Acquiror and the Company shall promptly furnish, or caused to be furnished, to the other all information concerning such Party, its Affiliates and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.9 or for inclusion in any other statement, filing, notice or application made by or on behalf of Acquiror to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Each of Acquiror and the Company shall promptly correct any information provided by it for use in the Registration Statement / Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Acquiror shall amend or supplement the Registration Statement / Proxy Statement and cause the Registration Statement / Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Pre-Closing Acquiror Holders, in each case, as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Acquiror’s Governing Documents.

(c) Acquiror shall promptly advise the Company of (i) the time when Acquiror has filed the preliminary Registration Statement / Proxy Statement, (ii) the SEC’s determination whether to review the Registration Statement / Proxy Statement, (iii) in event the preliminary Registration Statement / Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Registration Statement / Proxy Statement, (v) the issuance of any stop order relating thereto or the suspension of the qualification of the Acquiror Class A Shares for offering or sale in any jurisdiction (it being understood that Acquiror shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated), (vi) any request by the SEC for amendment of the Registration Statement / Proxy Statement, (vii) any oral or written comments from the SEC relating to the Registration Statement / Proxy Statement and responses thereto, (viii) requests by the SEC for additional information and (ix) the time of effectiveness of the Registration Statement / Proxy Statement. Without limiting the generality of the foregoing, (A) the Acquiror Parties shall not, and shall cause their respective Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or Nasdaq regarding the matters contemplated by this Section 5.9 without first consulting with the Company and providing the Company a reasonable opportunity to participate in such meetings or discussion and (B) the Company shall not, and shall cause its Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or Nasdaq regarding the matters contemplated by this Section 5.9 without first consulting with Acquiror and providing Acquiror a reasonable opportunity to participate in such meetings or discussions. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it or any its Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, or at each time at which it is amended or supplemented, or at the time the Registration Statement / Proxy Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.10 Acquiror Shareholders Meeting.

(a) As promptly as reasonably practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act, and, in any event, within 30 days of the effectiveness of the Registration Statement / Proxy Statement, Acquiror shall (i) duly give notice of and (ii) duly convene and hold a meeting of the Pre-Closing Acquiror Holders (the “Acquiror Shareholders Meeting”), in each case, in accordance with the Governing Documents of Acquiror and applicable Law, for the purposes of obtaining the Acquiror Shareholder Approval and, if applicable, any approvals related thereto and providing the Pre-Closing Acquiror Holders with the opportunity to elect to effect an Acquiror Shareholder Redemption. Acquiror shall, through its board of directors, recommend to the Pre-Closing Acquiror Holders the (A) adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Registration Statement / Proxy Statement (the “Business Combination Proposal”), (B) approval of the Mergers, (C) approval of the issuance of the Stock Consideration and Earn Out Shares pursuant to Article 2, (D) adoption and approval of an incentive equity plan mutually agreed by the Company and the Acquiror acting reasonably and in good faith within the 30-day period following the date of this Agreement that provides for grant of awards to employees and other service providers of the Initial Surviving Corporation and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on Acquiror Common Shares with a total pool of awards of Acquiror Common Shares equal to the New Incentive Plan Size (“New Incentive Plan”), (E) adoption and approval of the Acquiror Charter in substantially the form attached as Exhibit E hereto, (F) appointment of the Sponsor Director, the CURO Directors, the Tribeca Director, the Blumberg Director, the CEO Director and the Additional Independent Director to the Acquiror Board in accordance with Section 5.18(b) and Section 5.18(c), respectively, and the designation of the classes of such appointees to the Acquiror Board, (G) adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Acquiror and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, and (H) adjournment of the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (E), the “Required Transaction Proposals”, and, together with proposals (F) through (H), the “Transaction Proposals”). Acquiror may postpone or adjourn the Acquiror Shareholders Meeting (x) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (y) for the absence of a quorum or (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Acquiror has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Acquiror Holders prior to the Acquiror Shareholders Meeting.

(b) As promptly as reasonably practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act, and, in any event, within five days of the effectiveness of the Registration Statement / Proxy Statement, Acquiror shall take all actions necessary under applicable law to obtain, and then deliver as promptly as practicable thereafter to the Company, the Merger Sub 1 Sole Stockholder Approval and the Merger Sub 2 Sole Member Approval by irrevocable written consent pursuant to (i) Sections 228(a) and 251(c) of the DGCL and the Merger Sub 1’s Governing Documents and (ii) Sections 1-402(d) and 18-209 of the DE LLC and Merger Sub 2’s Governing Documents.

Section 5.11 Release. Effective as of the First Effective Time, by consenting to this Agreement, executing a Letter of Transmittal, or accepting any consideration as contemplated by Article 2, each Pre-Closing Holder: (a) if such Pre-Closing Holder is an individual, on behalf of himself or herself and on behalf of his or her Representatives, (b) if such Pre-Closing Holder is an entity, its Affiliates and their respective Representatives, (c) if such Pre-Closing Holder is a trust, the beneficiaries of the trust, and (d) any of such Pre-Closing Holder’s other successors and assigns, as of the First Effective Time but not before, fully, forever, irrevocably and unconditionally waive, release, acquit and discharge the Final Surviving Company, each Group Company and their respective Affiliates (including, for clarity, Acquiror and its Affiliates), successors and assigns, and each of their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners, other Representatives, successors or assignees (or any former, current or future equityholders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners, other Representatives, successors or assignees of any of the foregoing) from any and all manner of actions, causes of actions, suits, debts, covenants, claims, obligations, liabilities, demands, controversies, damages, judgments, executions, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, whether vicarious, derivative, or direct, whether fixed, contingent or liquidated, whether foreseeable or unforeseeable, or whether presently existing or hereafter discovered, that may be or could have been asserted, with respect to, or arising during, or in connection with, any period ending at or prior to the First Effective Time (including out of any event, occurrence, act, or failure to act) relating to such Person’s direct or indirect ownership of Equity Securities or such Person’s capacity as an equityholder of the Company, in each case, prior to the First Effective Time; provided, that nothing contained in this paragraph shall extend to any manner of actions, causes of actions, claims (including any claims brought by the Holder Representative on behalf of the Pre-Closing Holders and any claims for specific performance, injunctive relief or other equitable remedies) or obligations, liabilities, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, in connection with (i) a Pre-Closing Holder’s rights under this Agreement or the Ancillary Documents, (ii) any rights to indemnification, limitation of liability or advancement or reimbursement of expenses to the extent a Pre-Closing Holder is entitled under the indemnification provisions of the Governing Documents of the Company or any of its Subsidiaries, and (iii) any rights to compensation that such Person may be entitled to under employment or other service agreements entered into (or compensation or benefit plans, programs or policies of) with the Company or its Subsidiaries and which were in force as of the date of this Agreement. Each Pre-Closing Holder forever waives any and all rights of first refusal, rights of first offer, preemptive rights, registration rights or similar rights pursuant to any stockholder agreement, registration rights agreement or other similar agreement pertaining to any Group Company.

Section 5.12 Pre-Closing Holder Related Party Transactions. The Company shall (and shall cause the Group Companies to) terminate (in form and substance reasonably satisfactory to Acquiror) at or prior to the Closing all Pre-Closing Holder Related Party Transactions set forth on Section 5.12 of the Company Schedules, with no further Liability or other obligations to the Group Companies or any of their respective Affiliates (including, after the Closing, Acquiror) with respect thereto.

Section 5.13 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware or, upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing. Acquiror acknowledges and agrees that it is aware, and that Acquiror’s Representatives are aware or, upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. Acquiror hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of CURO, communicate such information to any third party, take any other action with respect to CURO in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.14 Conduct of Business of Acquiror. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Acquiror shall, and shall cause its Subsidiaries to, as applicable, (x) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Acquiror Common Shares and the Acquiror Warrants on Nasdaq and (y) except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.14 of the Acquiror Schedules, pursuant to any PIPE Financing and/or Alternative PIPE Financing, or as consented to in writing by the Company (such consent, other than in the case of (a), (b), (c), (d), or (g), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of Acquiror;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Acquiror, or repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Acquiror, other than, for the avoidance of doubt, for the Acquiror Shareholder Redemption;

(c) incur, create or assume any Indebtedness for borrowed money;

(d) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Acquiror or any of its Subsidiaries;

(e) issue any Equity Securities of Acquiror or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the forgoing of any of Acquiror or any of its wholly-owned Subsidiaries;

(f) enter into, renew, modify or revise any Acquiror Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be an Acquiror Related Party Transaction);

(g) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(h) amend or modify the Trust Agreement; or

(i) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.14.

Section 5.15 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Acquiror shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of Acquiror pursuant to the Acquiror Shareholder Redemption, (B) pay the amounts due to the underwriters of Acquiror’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Acquiror in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.16 Support Agreements; Written Consent.

(a) As promptly as reasonably practicable (and in any event within 48 hours) following the date of this Agreement (the “Support Agreement Deadline”), the Company shall obtain and deliver, or cause to be delivered, to Acquiror Support Agreements duly executed by each Supporting Company Shareholders.

(b) As promptly as reasonably practicable (and in any event within 48 hours) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act and after the occurrence of the Company Preferred Conversion (the “Written Consent Deadline”), the Company shall take all actions necessary to obtain and deliver, or cause to be delivered, to Acquiror, an irrevocable written consent (in form and substance reasonably satisfactory to Acquiror) approving, among other things, this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) that is duly executed by the Pre-Closing Holders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Shareholder Agreements (the “Written Consent”). The Company shall take all actions necessary pursuant to the Company’s Governing Documents and the Company Shareholders Agreements to provide all required notices to the Pre-Closing Holders entitled thereto in connection with obtaining the Written Consent. Upon receipt of the Written Consent, the Company shall promptly deliver a copy thereof to Acquiror.

(c) As promptly as reasonably practicable (and in any event prior to the earlier of (i) the time at which the Company delivers the Allocation Schedule to Acquiror pursuant to Section 2.2(g) or (ii) the time at which the Company is required to deliver to the Allocation Schedule to Acquiror pursuant to Section 2.2(g)), the Company shall deliver to Acquiror a detailed itemization of the Closing Cash and Closing Indebtedness. The Company will review any comments to the Closing Cash and Closing Indebtedness provided by Acquiror or any of its Representatives and consider in good faith any reasonable comments proposed by Acquiror or any of its Representatives.

(d) The Company may not amend, modify or waive any provisions of a Support Agreement without the prior written consent of Acquiror.

Section 5.17 PCAOB Financials.

(a) The Company shall deliver to Acquiror, (i) as promptly as practicable after the date of this Agreement, but in any event on or prior to January 15, 2021, (x) the Audited Financials, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors and (y)any other audited or unaudited consolidated balance sheets and the related audited consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable, that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated hereby and in the Ancillary Documents and (ii) if the Registration Statement / Proxy Statement has not been declared effective by the SEC on or prior to February 15, 2021, then on or prior to March 15, 2021, (x) audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019, and December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Group Companies for each of the years then ended audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors and (y) any other audited or unaudited consolidated balance sheets and the related audited consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable, that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated hereby and in the Ancillary Documents (clauses (i) and (ii) of this Section 5.17(a),the “PCAOB Financials”). All such financial statements, together with any audited or unaudited consolidated balance sheet and the related consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year) that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (B) will fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). All costs incurred in connection with preparing and obtaining the PCAOB Financials shall be borne by the Company.

(b) The Company shall (and shall cause each Group Company to) use reasonable best efforts (i) to assist Acquiror and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the applicable Group Company, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the Consents of the Company’s auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(c) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall deliver to Acquiror unaudited consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Company and its Subsidiaries for the fiscal month following the date of this Agreement and for each fiscal month and quarter thereafter, with respect to monthly financial statements, within 30 days following the end of each such month and with respect to quarterly financial statements, within 30 days following the end of each such fiscal quarter (as applicable).

Section 5.18 Post-Closing Directors and Officers.

(a) The Parties shall take all such action within its power as may be necessary or appropriate such that, effective as of the Closing, (i) the board of directors of Acquiror (the “Acquiror Board”) shall consist of seven (7) directors, (ii) the Acquiror Charter and the Acquiror Bylaws are in substantially the forms attached hereto as Exhibits E and F, respectively, (iii) the initial members of the Acquiror Board are the individuals determined in accordance with Section 5.18(b), Section 5.18(c), Section 5.18(d), Section 5.18(e), Section 5.18(f) and Section 5.18(g), as applicable, (iv) the initial members of the compensation committee, audit committee and nominating committee of the Acquiror Board are the individuals determined in accordance with Section 5.18(d); and (v) the officers of Acquiror are the individuals determined in accordance with Section 5.18(e).

(b) Within 60 days of the date of this Agreement, Acquiror shall provide to the Company the name of one Person who shall be a Class II Director (as defined in the Governing Documents of Acquiror) on the Acquiror Board effective as of the Closing (the “Sponsor Director”). Acquiror may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual.

(c) Within 60 days of the date of this Agreement, CURO shall provide to the Company a list of two Persons who shall be a Class I Director and Class III Director (each as defined in the Governing Documents of Acquiror), respectively, on the Acquiror Board effective as of the Closing (the “CURO Directors”). CURO may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual. Notwithstanding the foregoing, at least one (1) of the individuals designated to the Acquiror Board pursuant to this Section 5.18(c) must be an Independent Director (provided that such person need not qualify as an “independent director” under the Nasdaq rules and regulations applicable to service on committees of the Board), and if the requirement set forth in this sentence is not met, Acquiror shall omit from its proxy materials any such nominee, and any such nomination shall be disregarded and no vote on any such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by Acquiror. So long as CURO owns 10% of the issued and outstanding Acquiror Common Shares, Acquiror shall re-nominate an individual designated by CURO as a Class I Director upon the expiration of the initial term of such Class I Director (or replacement appointed pursuant to the following sentence). During the initial term of the CURO Directors, and, with respect to the Class I Director, during the first subsequent term of such CURO Director, the Acquiror shall, at the election of CURO, cause the replacement of the CURO Directors or otherwise fill any vacancy of a CURO Director (including in the event of the resignation, termination, death or disability of a CURO Director) with such individuals as selected by CURO from time-to-time. To the extent not in violation of any Law or applicable stock exchange rule (including as regards to independence), for so long as a CURO Director is on the Acquiror Board, Acquiror shall cause at least one CURO Director to be a member of each committee of the Acquiror Board.

(d) Within 60 days of the date of this Agreement, Tribeca shall provide to the Company the name of one Person who shall be a Class III Director (as defined in the Governing Documents of Acquiror) on the Acquiror Board effective as of the Closing (the “Tribeca Director”). Tribeca may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual.

(e) Within 60 days of the date of this Agreement, Blumberg shall provide to the Company the name of one Person who shall be a Class II Director (as defined in the Governing Documents of Acquiror) on the Acquiror Board effective as of the Closing (the “Blumberg Director”). Blumberg may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual.

(f) The Chief Executive Officer of the Company shall be a Class III Director (as defined in the Governing Documents of Acquiror) on the Acquiror Board effective as of the Closing (the “CEO Director”).

(g) Within 60 days of the date of this Agreement, the Company, Tribeca and Blumberg shall provide to Acquiror the name of one Person who shall be a Class I Director (as defined in the Governing Documents of Acquiror) on the Acquiror Board effective as of the Closing (the “Additional Independent Director”). The Company, Tribeca and Blumberg may, with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC. Notwithstanding the foregoing, such individual designated to the Acquiror Board pursuant to this Section 5.18(d) must be an Independent Director and must also qualify as independent under the audit committee independence requirements set forth in the rules of any stock exchange applicable to Acquiror, and if the requirements set forth in this sentence are not met, Acquiror shall omit from its proxy materials such nominee, and such nomination shall be disregarded and no vote on such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by Acquiror.

(h) Acquiror and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror) on the directors to be appointed to the audit, compensation and nominating committees prior to the filing of the Registration Statement / Proxy Statement with the SEC, which, in the case of the compensation committee, shall include at least one Sponsor Director.

(i) The Persons identified on Section 5.18(e) of the Company Schedules shall be the officers of Acquiror immediately after the Closing, with each such individual holding the title set forth opposite his or her name. Acquiror and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror) to replace any individual set forth on Section 5.18(e) of the Company Schedules with any individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such Schedule to include such replacement individual.

Section 5.19 Certain Other Covenants. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parties shall promptly notify the other Parties hereto after becoming aware of (a) any breach of any covenant of such Party set forth herein or in any Ancillary Document, or (b) any event or circumstance that could reasonably be expected to (1) with respect to the Company, be a Company Material Adverse Effect or, with respect to Acquiror, be an Acquiror Material Adverse Effect or (2) otherwise cause or result in any of the conditions set forth in Article 6 not being satisfied or the satisfaction of those conditions being materially delayed. Without in any way limiting the generality of the foregoing, the Company shall (i) promptly inform Acquiror in the event any Proceeding is brought against any Group Company by or on behalf of any Pre-Closing Holder or any Pre-Closing Holder provides notice to a Group Company that it is or may be in violation or breach of any of their respective Governing Documents or the Company Shareholder Agreements, and (ii) keep Acquiror reasonably apprised of the status of any pending material Proceedings (including, any Proceedings pending or subsequently brought by any equityholder or Affiliate of a Group Company) and promptly deliver copies to Acquiror of all material pleadings, motions and other documents relating thereto upon filing or delivering such pleadings, motions or other documents, or in the event the Company is the recipient of such pleadings, motions or other documents, promptly following such receipt; provided, however, that the Company may not deliver such documents if prohibited by Law or if delivery could, as reasonably determined upon the advice of outside legal counsel, result in the loss of the ability to successfully assert any attorney-client or work product privilege (provided that, in each case, the Company shall, and shall cause the other Group Companies to, use best efforts to provide (1) such materials as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) and (2) such other information, in a manner without violating such privilege or Law). No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 5.20 Section 280G. The Company shall, prior to the Closing Date, (a) solicit and use reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and any regulations promulgated thereunder) who could receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code and any regulations promulgated thereunder) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code and any regulations promulgated thereunder) and (b) submit to a Company shareholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the calculations, waivers and approval materials to Acquiror for its review, approval, and comment prior to soliciting such waivers and soliciting such approval, and the Company shall consider in good faith any comments provided by Acquiror. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code and any regulations promulgated thereunder as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Acquiror evidence reasonably acceptable to Acquiror that a vote of the Company shareholders was solicited in accordance with the foregoing provisions of this Section and that either (i) the requisite number of votes of the Company shareholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.

Section 5.21 Confidentiality. Effective as of the First Effective Time, by consenting to this Agreement, executing a Letter of Transmittal, or accepting any consideration as contemplated by Article 2, each Pre-Closing Holder covenants and agrees to (and shall cause each of Pre-Closing Holder’s controlled Affiliates to), keep confidential and not disclose, divulge, or use for any purpose (other than to monitor Pre-Closing Holder’s investment in the Company) any Confidential Information, unless such Confidential Information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.21, (ii) is or has been independently developed by Pre-Closing Holder or its Affiliates without use of or reference to the Confidential Information, or (iii) is or has been made known or disclosed to Pre-Closing Holder or its Affiliates by a third party without a breach of any obligation of confidentiality such third party may have to the Company or any of its Representatives; provided, however, that Pre-Closing Holder may disclose Confidential Information (A) to Pre-Closing Holder’s attorneys, accountants, consultants, managers, employees and other professionals to the extent necessary to obtain their services in connection with monitoring Pre-Closing Holder’s investment in the Company, provided that Pre-Closing Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (B) following the Closing, to any prospective purchaser of any shares of Acquiror from Pre-Closing Holder, provided that such prospective purchaser is not a Competitor and agrees to be bound by the provisions of this Section 5.21; (C) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of Pre-Closing Holder in the ordinary course of business, provided that such Person is not a Competitor and Pre-Closing Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (D) as may otherwise be required or requested by Law, provided, if the required or requested disclosure is targeted to the Company, Pre-Closing Holder promptly (x) if practical, notifies Acquiror and the Company prior to such disclosure to provide the Company and Acquiror with a reasonable opportunity to seek a protective order or otherwise prevent or limit such disclosure and (y) takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding anything herein to the contrary, the Pre-Closing Holder may use Confidential Information in the course of the service by the Pre-Closing Holder to the Company or its Affiliates as an employee, officer, director, manager, consultant or other service provider of the Company, and disclose such Confidential Information in the course of such service, subject to the terms of any confidentiality agreement entered into by the undersigned in connection with such service. “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of the Company, but shall not include any financial investment firm or collective investment vehicle.

Section 5.22 Ticker. The Parties shall cause, (a) with effect from the Second Effective Time, the name of Acquiror to be changed as mutually agreed upon by the Acquiror and the Company and (b) the ticker symbol of Acquiror to be changed to “KPLT”.

Article 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) any applicable waiting period or Consent under the HSR Act relating to the transactions contemplated by this Agreement and the Ancillary Documents shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Acquiror Class A Shares to be issued pursuant to this Agreement (including the Earn Out Shares) shall be listed on Nasdaq upon the Closing, subject to any compliance extension on ability to remedy non-compliance, in each case as permitted by the Nasdaq continued listing rules;

(e) the Required Acquiror Shareholder Approval shall have been obtained and remain in full force and effect;

(f) the Required Company Shareholder Approval shall have been obtained and remain in full force and effect;

(g) the Merger Sub 1 Sole Stockholder Approval shall have been obtained and remain in full force and effect; and

(h) after giving effect to the transactions contemplated hereby (including the PIPE Financing), Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Effective Time.

Section 6.2 Other Conditions to the Obligations of the Acquiror Parties. The obligations of the Acquiror Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Acquiror (on behalf of itself and the other Acquiror Parties) of the following further conditions:

(a) (i) each of the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.2(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii) each of the representations and warranties set forth in Section 3.2(a) and Section 3.2(b) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) each of the representations and warranties set forth in Section 3.10(a) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date, and (iv) each of the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representation and warranty set forth in Section 3.10(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement (including the Company Schedules) and each of the Ancillary Documents at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d) at or prior to the Closing, the Company, as applicable, shall have delivered, or caused to be delivered, to Acquiror the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in each case, in form and substance reasonably satisfactory to Acquiror;

(ii) applicable good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its Subsidiaries certified as of a date no later than 15 days prior to the Closing Date from the proper Governmental Entity of its jurisdiction of organization;

(iii) a copy of the Exchange Agent Agreement, duly executed by the Holder Representative and the Exchange Agent;

(iv) a copy of the Registration Rights Agreement, duly executed by each of the Pre-Closing Holders party thereto; and

(e) the Company Preferred Conversion shall have occurred as contemplated by the Conversion Written Consent.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Acquiror Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (ii) the representations and warranties set forth in Article 4 (other than the Acquiror Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have an Acquiror Material Adverse Effect;

(b) the Acquiror Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement and each of the Ancillary Documents at or prior to the Closing;

(c) at or prior to the Closing, Acquiror shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Acquiror, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in each case, in form and substance reasonably satisfactory to the Company;

(ii) a copy of the Exchange Agent Agreement, duly executed by Acquiror, the Sponsor and the Exchange Agent;

(iii) evidence that the Acquiror Charter in substantially the form attached hereto as Exhibit E (or with such changes as may be reasonably approved by the Company and Acquiror) has been filed with the Secretary of State of Delaware; and

(iv) a copy of the Registration Rights Agreement, duly executed by Acquiror and the Sponsor;

(d) Each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; and

(e) the Available Distributable Cash shall be equal to or greater than $225,000,000.00 (the “Minimum Cash Condition”).

Section 6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Group Company’s) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Acquiror and the Company;

(b) by Acquiror, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to the Company by Acquiror, and (ii) the Termination Date; provided, however, that no Acquiror Party is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Acquiror Party has failed to perform any covenant or agreement on the part of such applicable Acquiror Party set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to Acquiror by the Company and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either Acquiror or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to July 31, 2021 (as extended pursuant to this Section 7.1(d), the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Acquiror if any Acquiror Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Acquiror or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Document and such Order or other action shall have become final and nonappealable;

(f) by either Acquiror or the Company if the Acquiror Shareholders Meeting has been held (including any adjournment or postponement thereof) and has concluded, Acquiror’s shareholders have duly voted, and the Required Acquiror Shareholder Approval was not obtained;

(g) by Acquiror, if the Company does not deliver, or cause to be delivered, to Acquiror (i) a Support Agreement duly executed by each Supporting Company Shareholder in accordance with Section 5.16 on or prior to the Support Agreement Deadline or (ii) the Company Written Consent in accordance with Section 5.16 on or prior to the Written Consent Deadline; or

(h) by Acquiror, if the Conversion Written Consent is, at any time, no longer valid or is otherwise wholly or partially revoked or rescinded at any time.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the Parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for (i) an intentional or willful material breach of any covenant or agreement set forth in this Agreement prior to such termination or (ii) Fraud. Without limiting the foregoing, and except as provided in this Section 7.2 (including clauses (i) and (ii) of the immediately preceding sentence, but subject to Section 8.19), and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 8.17, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to this Article 7. Upon a termination of this Agreement, Acquiror will promptly reimburse the Company for 50% of the fees paid pursuant to Section 5.2(b) with respect to the filings under the HSR Act and with respect to the filing of the Registration Statement/Proxy statement pursuant to Section 5.9(a).

Article 8
MISCELLANEOUS

Section 8.1 Survival. None of the representations, covenants and agreements set forth in this Agreement shall survive the Closing, except for those covenants and agreements set forth in this Agreement that by their respective terms contemplate performance after the Closing.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Acquiror (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Company, on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void, ab initio.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Acquiror (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Company, on the other hand. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to any Acquiror Party, prior to the Closing, or the Sponsor, to:

c/o FinServ Acquisition Corp.
3 Columbus Circle, Suite 2400
New York, NY 10019
Attention: Lee Einbinder, Chief Executive Officer
E-mail: lee@finservacquisition.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: David Klein, P.C.
Christian O. Nagler
Carlo Zenkner
E-mail: dklein@kirkland.com

             cnagler@kirkland.com

             carlo.zenkner@kirkland.com

(b)	If to the Company, to:

Katapult Holdings, Inc.

P.O. Box 20019, Greeley Square

4 East 27th Street
New York, NY 10001
Attention: Orlando Zayas, Chief Executive Officer
E-mail: orlando@katapult.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
One Fountain Square
11911 Freedom Drive, Suite 300
Reston, VA 20190
Attention: Jeff Lehrer

E-mail: jeff.lehrer@us.dlapiper.com

DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, CA 94105
Attention: Jeffrey Selman

E-mail: Jeffrey.selman@us.dlapiper.com

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, NJ 07078
Attention: Andrew Gilbert

E-mail: Andrew.gilbert@us.dlapiper.com

(c)	If to the Holder Representative, to:

Orlando Zayas

Katapult Holdings, Inc.

P.O. Box 20019, Greeley Square

4 East 27th Street

New York, NY 10001

Attention: Orlando Zayas, Chief Executive Officer

Email: orlando@katapult.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of a Party’s Representatives, shall be paid by the Party incurring such fees or expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Acquiror, any documents or other materials posted to the electronic data room located at https://sso1.wip.dfsco.com/ under the project name “Project Keys” as of 12:01 a.m., Eastern Time, on December 17, 2020; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) whenever the words “in the ordinary course of business”, “in the ordinary course” or words of similar import are used in this Agreement, they shall be deemed to be followed by the words “consistent with its past practice” and shall be construed to mean in the ordinary and usual course of normal day-to-day operations of the business of such Person consistent with its past practice; and (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections set forth in this Agreement. Any item disclosed in the Company Schedules or in the Acquiror Schedules corresponding to any section or subsection of Article 3 (in the case of the Company Schedules) or Article 4 (in the case of the Acquiror Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Schedules) or Article 4 (in the case of the Acquiror Schedules), as applicable, where the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations, warranties or covenants set forth in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material or are within or outside of the ordinary course of business or consistent with past practice, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Company Schedules or the Acquiror Schedules is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item to the extent made available to Acquiror. The information contained in this Agreement, in the Company Schedules or Acquiror Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of contract.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) from and after the First Effective Time, the provisions of Article 2 (which shall be for the benefit of the Pre-Closing Holders to the extent necessary for such holders to receive the Merger Consideration due to such holders thereunder pursuant to the Allocation Schedule (but subject to Section 8.18)), (b) the provisions of Section 5.5 (which shall be for the benefit of the D&O Persons), (c) Section 8.13 (which shall be for the benefit of all Non Party Affiliates) and (d) the last sentence of this Section 8.9. Notwithstanding the foregoing, the Sponsor shall be an express third-party beneficiary of Section 5.4, Section 5.18, Section 7.2, Section 8.2, Section 8.3, Section 8.4, this Section 8.9 and Section 8.13, Section 8.14 and Section 8.18.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf,” “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 8.12 Knowledge of Company; Knowledge of Acquiror. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge (after reasonable inquiry) of the individuals set forth on Section 8.12(a) of the Company Schedules. For all purposes of this Agreement, the phrase “to Acquiror’s knowledge” and “to the knowledge of Acquiror” and any derivations thereof shall mean as of the applicable date, the actual knowledge (after reasonable inquiry) of the individuals set forth on Section 8.12(b) of the Acquiror Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Schedules or Section 8.12(b) of the Acquiror Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. All Proceedings, Liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified herein as Parties and their respective successors and permitted assigns. No Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of Acquiror, the Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, Liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, Liabilities and causes of action against any such Nonparty Affiliates.

Section 8.14 Extension; Waiver. The Company may, prior to the Closing, (a) extend the time for the performance of any of the obligations or other acts of any Acquiror Party set forth herein, (b) waive any inaccuracies in the representations and warranties of any Acquiror Party set forth herein or (c) waive compliance by any Acquiror Party with any of the agreements or conditions set forth herein. Acquiror may (prior to the Closing) and the Sponsor may (after the Closing) (in either case, on behalf of itself, and any other Acquiror Party) (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Pre-Closing Holder or the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any Party or the Sponsor to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Person. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party or the Sponsor to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. The Parties each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this agreement or under any ancillary document or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Ancillary Document or any of the transactions related hereto or thereto or any financing in connection with the transactions contemplated hereby or any of the transactions contemplated thereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file an original counterpart of a copy of this agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 8.16 Jurisdiction. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 8.16.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 8.18 Holder Representative.

(a) By consenting to this Agreement, executing a Letter of Transmittal, or accepting any consideration as contemplated by Article 2, each Pre-Closing Holder irrevocably appoints, authorizes and empowers Orlando Zayas to act as a representative for the benefit of the Pre-Closing Holders, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Pre-Closing Holder, in connection with, and to facilitate the consummation of, the transactions contemplated by this Agreement, including pursuant to any Ancillary Documents, which shall include (without limitation) the power and authority to: (i) execute and deliver, and receive deliveries of, this Agreement and any Ancillary Documents (with such modifications or changes herein or therein as to which the Holder Representative, in its sole and absolute discretion, shall have consented); (ii) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection therewith; (iii) execute and deliver, and receive deliveries of, execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement, any Ancillary Document or the consummation of the transactions contemplated hereby or thereby as the Holder Representative, in its sole discretion, may deem necessary or desirable; (iv) receive service of process; (v) make any calculations and determinations and settle any matters on behalf of all Pre-Closing Holders (including in connection with Section 2.6 or Section 8.20 of this Agreement); (vi) issue notices and instructions to the Exchange Agent in accordance with the terms of the applicable Ancillary Documents; (vii) assert or pursue on behalf of the Pre-Closing Holders any Proceeding or investigation against any of the other Parties, consenting to, compromising or settling any such Proceedings or investigations, conducting negotiations with any of the other Parties and their respective Representatives regarding such Proceeding or investigations, and, in connection therewith, to: (A) assert or institute any Proceeding or investigation; (B) file any proofs of debt, claims and petitions as the Holder Representative may deem advisable or necessary; and (C) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding or investigation; and (viii) to make, execute, acknowledge and deliver all such other statements, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Holder Representative, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all Ancillary Documents on behalf of the Pre-Closing Holders (but, in each case, subject to the terms and conditions hereunder and thereunder).

(b) Orlando Zayas hereby (i) accepts his appointment as the Holder Representative and authorization to act as attorney-in-fact and agent on behalf of each Pre-Closing Holder in accordance with the terms of this Section 8.18, and (ii) agrees to perform his obligations hereunder and thereunder and otherwise comply with this Section 8.18.

(c) Acquiror, Sponsor and any other Person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Holder Representative in all matters referred to herein. Acquiror and Sponsor are entitled to deal exclusively with the Holder Representative on all matters arising under or in connection with this Agreement, any Ancillary Document or the consummation of the transactions contemplated hereby or thereby. Any action taken or not taken or decisions, communications or writings made, given or executed by the Holder Representative with respect to all such matters, for or on behalf of any Pre-Closing Holder, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Pre-Closing Holder. Any notice or communication delivered to the Holder Representative in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby shall be deemed to have been delivered to all the Pre-Closing Holder. Acquiror and Sponsor shall be entitled to disregard any decisions, communications or writings made, given or executed by any Pre-Closing Holder in connection with any matter arising under or in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, unless the same is made, given or executed by the Holder Representative.

(d) The appointment of the Holder Representative as each Pre-Closing Holder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to act as agent and to represent such Pre-Closing Holder with regard to the matters contemplated by this Agreement or any Ancillary Document. The grant of authority provided for herein (A) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, or liquidation of any Pre-Closing Holder, and (B) shall survive the consummation of transactions contemplated by this Agreement. All decisions and actions by the Holder Representative made in accordance with the authority granted to it hereunder, shall be binding upon all of the Pre-Closing Holders, and no Pre-Closing Holder shall have the right to object, dissent, protest or otherwise contest the same. Notwithstanding the foregoing, the Holder Representative may resign as the Holder Representative at any time by providing written notice to Acquiror (prior to the Closing) or the Sponsor (after the Closing), which resignation shall become effective upon appointment of a successor Holder Representative (who is reasonably acceptable to Acquiror (prior to the Closing) or the Sponsor (after the Closing)) by the Pre-Closing Holders constituting a majority of the issued and outstanding Company Shares immediately prior to the First Effective Time (but, for the avoidance of doubt, following the Company Preferred Conversion). All power, authority, rights, privileges, and obligations conferred in this Agreement to the Holder Representative shall apply to any such successor Holder Representative.

(e) The Holder Representative hereby represents and warrants on behalf of itself to each Acquiror Party as of the date of this Agreement and as of the Closing Date, as follows:

(i) The Holder Representative has the requisite capacity, power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which he is or will be a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(ii) The execution and delivery of this Agreement, the Ancillary Documents to which the Holder Representative is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary action on the part of the Holder Representative. This Agreement and each Ancillary Document to which the Holder Representative is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by the Holder Representative and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Holder Representative, enforceable against the Holder Representative in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(iii) The Holder Representative has the sole power, authority and control of the Pre-Closing Holders with respect to the matters relating to this Agreement and the Ancillary Documents, including as contemplated in Section 8.18(a), and in general to do all other things and to perform all other acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable in connection with, this Agreement or any Ancillary Document, in each case on behalf of a Pre-Closing Holder.

(f) The Holder Representative shall be reimbursed by the Company for its reasonable documented out-of-pocket fees, costs and expenses incurred in connection with its representation of the Pre-Closing Holders pursuant and subject to the terms of this Section 8.18.

Section 8.19 Trust Account Waiver. Reference is made to the final prospectus of Acquiror, dated as of October 31, 2019, filed with the SEC (Registration Nos. 333-234182 and 333–234419) on November 4, 2019 (the “Prospectus”). The Holder Representative (on behalf of each Pre-Closing Holder) and the Company acknowledge and agree and understand that Acquiror has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Shareholders”), and Acquiror may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Holder Representative (on behalf of each Pre-Closing Holder) and the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, the Holder Representative, any Pre-Closing Holder, or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distribution therefrom to Public Shareholders or otherwise occurring prior to the Closing in accordance with the terms of the Trust Agreement, other than in their capacity as Public Shareholders (“Public Distributions”), or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and any Pre-Closing Holder, the Holder Representative, the Company or any of his, her or its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Holder Representative (on behalf of each Pre-Closing Holder) and the Company on his, her or its own behalf and on behalf of his, her or its respective Representatives hereby irrevocably waives any Trust Account Released Claims that such Person and his, her or its respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever, in each case, except as expressly contemplated by this Agreement; provided that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) and (iii) nothing herein shall be deemed to limit the Company’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Acquiror Class A Shares, pursuant to a validly exercised redemption right with respect to any such Acquiror Class A Shares. This paragraph will survive the termination of this Agreement for any reason.

Section 8.20 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a) Each of the Parties hereto acknowledges and agrees that (i) DLA Piper LLP (US) (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby and (ii) Kirkland & Ellis LLP (“Prior Acquiror Counsel”) has acted as counsel to Acquiror in various matters involving a range of issues and as counsel to Acquiror in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby.

(b) In connection with any matter or dispute under this Agreement, Acquiror hereby irrevocably waives and agrees not to assert, and agree to cause the Final Surviving Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company, (ii) Prior Company Counsel’s representation of the Holder Representative and/or any of the Group Companies (collectively, the “Company Advised Parties”) prior to and after the Closing, (iii) Prior Acquiror Counsel’s prior representation of Acquiror and (iv) Prior Acquiror Counsel’s representation of the Sponsor, any subsidiary of Acquiror and/or any Pre-Closing Acquiror Holders (collectively, the “Acquiror Advised Parties”) prior to and after the Closing.

(c) Acquiror further agrees, on behalf of itself and, after the Closing, on behalf of the Final Surviving Company, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Company Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by the Holder Representative on behalf of the Company and shall not pass to or be claimed by Acquiror or the Final Surviving Company. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Holder Representative and the Company, shall be controlled by the Holder Representative on behalf of the Company and shall not pass to or be claimed by Acquiror or the Final Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by Acquiror or any of its Affiliates (including, after the First Effective Time, the Final Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d) The Company and each of the Company Pre-Closing Holders further agrees, on behalf of itself and, after the Closing, on behalf of the Final Surviving Company, that all communications in any form or format whatsoever between or among any of Prior Acquiror Counsel, Acquiror, any of the Acquiror Advised Parties or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Acquiror Deal Communications”) shall be deemed to be retained and owned collectively by the Acquiror Advised Parties, shall be controlled by the Sponsor and shall not pass to or be claimed by Acquiror or the Final Surviving Company. All Acquiror Deal Communications that are attorney-client privileged (the “Privileged Acquiror Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Acquiror or the Final Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by Acquiror or any of its Affiliates (including, after the First Effective Time, the Final Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(e) Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the Final Surviving Company, on the one hand, and a third party other than the Holder Representative or the Sponsor, on the other hand, Acquiror or the Final Surviving Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications and Privileged Acquiror Deal Communications to such third party; provided, however, that neither Acquiror nor the Final Surviving Company may waive such privilege with respect to (i) Privileged Company Deal Communications without the prior written consent of the Holder Representative or (ii) Privileged Acquiror Deal Communications without the prior written consent of the Sponsor. In the event that Acquiror or the Final Surviving Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of (i) the Privileged Company Deal Communications, Acquiror shall immediately (and, in any event, within two Business Days) notify the Holder Representative in writing (including by making specific reference to this Section 8.20) so that the Holder Representative can seek a protective order and (ii) the Privileged Acquiror Deal Communications, Acquiror shall immediately (and, in any event, within two Business Days) notify the Sponsor in writing (including by making specific reference to this Section 8.20) so that the Sponsor can seek a protective order and, in either case, Acquiror agrees to use all commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Holder Representative and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Final Surviving Company, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. To the extent that files or other materials maintained by Prior Acquiror Counsel constitute property of its clients, only the Sponsor and the Acquiror Advised Parties shall hold such property rights and Prior Acquiror Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Acquiror Deal Communications by reason of any attorney-client relationship between Prior Acquiror Counsel, on the one hand, and Acquiror, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(g) Acquiror agrees on behalf of itself and the Final Surviving Company, (i) to the extent that Acquiror or the Final Surviving Company receives or takes physical possession of any Company Deal Communications or Acquiror Deal Communications, (A) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties, Acquiror Advised Parties or any other Person, of the privileges or protections described in this Section 8.20, and (B) neither Acquiror nor the Final Surviving Company shall assert any claim that any of the Company Advised Parties, Acquiror Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications or Acquiror Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Holder Representative or the Sponsor, as applicable, waive the attorney-client or other privilege, or by otherwise asserting that Acquiror or the Final Surviving Company has the right to waive the attorney-client or other privilege, (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party and (iv) not to seek to obtain the Acquiror Deal Communications from Prior Acquiror Counsel so long as such Acquiror Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

* * * * *

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

FINSERV ACQUISITION CORP.

By:	/s/ Lee Einbinder
Name:	Lee Einbinder
Title:	Authorized Signatory

KEYS MERGER SUB 1, INC.

By:	/s/ Lee Einbinder
Name:	Lee Einbinder
Title:	Chief Executive Officer

KEYS MERGER SUB 2, LLC

By:	/s/ Lee Einbinder
Name:	Lee Einbinder
Title:	Chief Executive Officer

KATAPULT HOLDINGS, INC.

By:	/s/ Orlando Zayas
Name:	Orlando Zayas
Title:	Chief Executive Officer

ORLANDO ZAYAS

By:	/s/ Orlando Zayas